UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

Indus International, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*

(1)	Title of each class of securities to which transaction applies:

Indus International, Inc. common stock, par value $0.001 per share

Option to purchase shares of Indus International, Inc. Common Stock

(2)	Aggregate number of securities to which transaction applies:

59,315,695 shares of Indus International, Inc. common stock
7,609,678 options to purchase shares of Indus International, Inc. common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

$3.85

(4)	Proposed maximum aggregate value of transaction:

$257,662,686

(5)	Total fee paid:

$27,570

☑ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

* As of November 3, 2006, there were 59,215,695 shares of common stock of Indus International, Inc. outstanding. The filing fee was determined by adding (x) the product of (i) the 59,215,695 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $3.85 in cash per share of common stock, plus (y) the product of (i) 100,000 shares, the maximum amount of shares of common stock expected to be issued under the 2003 Employee Stock Purchase Plan prior to the effective time of the merger pursuant to the merger agreement and (ii) the merger consideration of $3.85 in cash per share of common stock, plus (z) the product of (i) 7,609,678 shares of common stock subject to “in the money” options granted by Indus International, Inc. which for purposes of this fee calculation have been assumed to be exercised immediately prior to the effective time of the merger and (ii) the merger consideration of $3.85 in cash per share of common stock. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #5 for Fiscal Year 2006 (Updated), equals $107.00 per million of the aggregate consideration calculated pursuant to the preceding sentence.

INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, GA 30339

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Indus International, Inc.:

You are cordially invited to attend a special meeting of the stockholders of Indus International, Inc., or Indus, to be held on Friday, January 5, 2007, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated as of October 20, 2006, which we refer to as the merger agreement, by and among Indus, Fortezza Iridium Holdings, Inc. and Iridium Merger Sub, Inc., a wholly-owned subsidiary of Fortezza Iridium Holdings. Pursuant to the merger agreement, Iridium Merger Sub will be merged with and into Indus, with Indus surviving as a wholly-owned subsidiary of Fortezza Iridium Holdings. Fortezza Iridium Holdings is controlled by Vista Equity Partners, a private equity firm.

If the merger is completed, you will be entitled to receive $3.85 in cash for each share of Indus common stock that you own, unless you have sought and properly perfected your appraisal rights in accordance with Delaware law. The closing sale price of Indus common stock on the Nasdaq Global Market on October 20, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, was $2.52 per share. The $3.85 per share in cash to be paid as merger consideration constituted a 53% premium to that closing price. After the merger, you will no longer have an equity interest in Indus and will not participate in any potential future earnings and growth of Indus.

Your vote is very important. We cannot complete the merger unless the holders of a majority of all outstanding shares of Indus common stock entitled to vote on the merger vote to adopt the merger agreement and approve the merger. Our board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Indus and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.  In arriving at its recommendation, the board of directors carefully considered a number of factors described in the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information regarding the special meeting and the proposed merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and merger agreement carefully.

Sincerely,

Gregory J. Dukat
President and Chief Executive Officer

The accompanying proxy statement is dated November 17, 2006 and is first being mailed to stockholders of Indus on or about November 21, 2006.

INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, GA 30339

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 5, 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Indus International, Inc. will be held at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia, on Friday, January 5, 2007, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 20, 2006, by and among Indus, Fortezza Iridium Holdings, Inc. and Iridium Merger Sub, Inc., a wholly-owned subsidiary of Fortezza Iridium Holdings, and the approval of the merger contemplated therein. Pursuant to the merger agreement, Indus will become a wholly-owned subsidiary of Fortezza Iridium Holdings and each outstanding share of Indus common stock will be converted into the right to receive cash in the amount of $3.85; and

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger.

Stockholders of record at the close of business on November 16, 2006 are entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. We hope that you will be able to attend the meeting. To ensure your representation at the special meeting, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope as promptly as possible, whether or not you plan to attend the special meeting in person. By returning your proxy promptly, you can help us avoid the expense of further proxy solicitations. If you attend the special meeting in person, you may vote in person even if you have already properly returned a proxy.

Your prompt submission of a proxy card will be greatly appreciated.

By order of the board of directors,

Adam V. Battani
Secretary

Atlanta, Georgia
November 17, 2006

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS VERY IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

INDUS INTERNATIONAL, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some questions regarding the merger, the special meeting and other matters to be considered by Indus’ stockholders at the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words refer to Indus International, Inc. In addition, we refer to Indus International, Inc. as “Indus” or the “Company,” to Fortezza Iridium Holdings, Inc. as “Parent” and to Iridium Merger Sub, Inc. as “Merger Sub.”

Q1:	On what am I being asked to vote?

A1:	You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2006, by and among Indus, Parent and Merger Sub and to approve the merger contemplated therein. Pursuant to the merger agreement:

• Merger Sub will merge into Indus, with Indus continuing as the surviving corporation; and

• each outstanding share of our common stock will be cancelled and converted into the right to receive $3.85 in cash, except for shares held by stockholders who properly perfect their appraisal rights in accordance with Delaware law and shares held by Indus, Parent or Merger Sub or their respective subsidiaries.

You are also being asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

Q2:	What will be the effect of the merger?

A2:	After the merger, you will no longer own any of our common stock. All of the capital stock of Indus following completion of the merger will be owned by Parent, and we will operate as a wholly-owned subsidiary of Parent.

Q3:	If the merger is completed, what will I receive for the shares of Indus common stock I hold?

A3:	If the merger is completed, each share of Indus common stock owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $3.85 in cash, less any applicable withholding tax; provided, however, if you perfect your appraisal rights in accordance with Delaware law, your shares will be subject to appraisal in accordance with Delaware law.

Q4:	If the merger is completed, what will happen to outstanding options to acquire Indus common stock and outstanding shares of restricted stock?

A4:	Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. Holders of Company options will be given the opportunity to exercise their Company options and pay the Company the exercise price of their options, effective immediately prior to the effective time of the merger and conditioned upon the consummation of the merger, and thereby receive $3.85 in cash, less any applicable withholding tax, for each share of Company common stock subject to such exercised Company option. Each outstanding option which is not exercised will be cancelled at the effective time of the merger in exchange for a cash payment equal to $3.85 minus the exercise price for such stock option, less any applicable withholding tax.

All shares of restricted stock will become immediately vested at the effective time of the merger. Each of these shares of restricted stock will entitle the holder to receive $3.85 in cash, less any applicable withholding tax.

Q5:	How does Indus’ board of directors recommend that I vote?

A5:	Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the merger advisable, fair to and in the best interests of Indus and our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q6:	When and where is the special meeting?

A6:	The special meeting is scheduled to take place on Friday, January 5, 2007, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia.

Q7:	Who can vote at the special meeting?

A7:	Only stockholders of record as of the close of business on November 16, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they hold on that record date at the special meeting, or at any adjournments or postponements of the special meeting.

Q8:	What vote is required to adopt the merger agreement and approve the merger and approve an adjournment of the special meeting, if necessary? How do Indus’ directors and executive officers intend to vote?

A8:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting.

All of our directors and executive officers, who hold a total of 1,253,955 shares that represent approximately 2.1% of our issued and outstanding common stock, have indicated to us that they intend to vote in favor of the adoption of the merger agreement and approval of the merger and in favor of the adjournment of the special meeting, if necessary.

Q9:	What should I do now?

A9:	After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of Indus common stock may be represented at the special meeting. If your shares are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed envelope. If your shares are held in “street name” through a broker or bank, you should follow the directions your broker or bank provides. Please do not send in your stock certificates with your proxy.

Q10:	May I vote in person?

A10:	Yes. If your shares are registered in your name rather than held in “street name,” you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a valid proxy from your broker or bank in order to attend the special meeting and vote.

Q11:	If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A11:	Your broker or bank will not be able to vote your shares on the proposal to adopt the merger agreement and approve the merger without instructions from you. You should instruct your broker or bank to vote your shares by following the procedure provided by your broker or bank. Without instructions, your shares will not be voted, which will have the same effect as if you voted against adoption of the merger agreement and approval of the merger. Your broker or bank will be able to vote your shares in its discretion on the proposal to adjourn the special meeting if necessary, even if you do not provide instructions to your broker or bank on how to vote.

Q12:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A12:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

• you can send a written notice stating that you would like to revoke your proxy;

• you can complete and submit a new, later-dated proxy card for the same shares; or

• you can attend the special meeting and vote in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card prior to the commencement of the special meeting.

Simply attending the special meeting will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q13:	Should I send in my stock certificates now?

A13:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $3.85 in cash, less any applicable withholding tax, for each share of our common stock you hold. You should not send any stock certificates with your proxy card.

Q14:	What happens if I sell my shares before the special meeting?

A14:	The record date for the special meeting, November 16, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you may retain your right to vote at the special meeting but not the right to receive the consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Q15:	Am I entitled to appraisal rights?

A15:	Yes. You may dissent from adoption of the merger agreement and approval of the merger and obtain a cash payment for the fair value of your shares as determined by a court in a judicial proceeding. To exercise appraisal rights, you must NOT vote in favor of the adoption of the merger agreement and approval of the merger, and you must strictly comply with all of the applicable requirements of Delaware law. The fair value of your shares, as determined by a court, may be more than, less than or equal to the $3.85 per share to be paid to stockholders pursuant to the merger agreement.

Q16:	What are the federal income tax consequences of the receipt of cash in the merger?

A16:	The receipt of cash for Indus common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize taxable gain or loss equal to the difference between $3.85 per share and your tax basis for your Indus common stock. If you hold your Indus common stock as a capital asset, your gain or loss generally will be long-term capital gain or loss if your holding period for the shares is more than one year as of the effective date of the merger.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the application of local, state, foreign or other tax laws.

Q17:	When do you expect the merger to be completed?

A17:	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed on or before February 28, 2007.

Q18:	When will I receive the cash payment for my shares?

A18:	Assuming that you elect not to exercise your appraisal rights, shortly after the effective time of the merger, Mellon Investor Services, the paying agent, will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates, Mellon Investor Services will promptly pay the merger consideration to you, less any applicable withholding taxes.

Q19:	Who can help answer my other questions?

A19:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor at the following address and telephone number:

Morrow & Co., Inc.
470 West Avenue — 3rd Floor
Stamford, CT 06902
Toll-free: 800-607-0088

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies (See page 30)

Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, GA 30339
(770) 952-8444

We are a leading Service Delivery Management (SDM) solution provider, helping clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving cost savings. Our customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Our solutions are used by companies in a wide variety of industries, including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, high tech, consumer packaged goods and more.

We are headquartered in Atlanta, Georgia, USA, with offices in Columbia, South Carolina, San Francisco, California and Pittsburgh, Pennsylvania, as well as international sales offices in the United Kingdom, France, Japan and Australia.

Fortezza Iridium Holdings, Inc.
c/o Vista Equity Partners
150 California Street, 19th Floor
San Francisco, California 94111
(415) 765-6500

Fortezza Iridium Holdings, Inc., which we refer to as Parent, is a Delaware corporation formed on October 18, 2006 for the sole purpose of completing the merger with Indus and arranging the related financing transactions. Parent is not engaged in any business except as contemplated by the merger agreement. Parent is wholly-owned by Vista Equity Fund II, LP, an affiliate of Vista Equity Partners, a private equity firm located in San Francisco, California, which we refer to as Vista.

Iridium Merger Sub, Inc.
c/o Vista Equity Partners
150 California Street, 19th Floor
San Francisco, California 94111
(415) 765-6500

Iridium Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation formed on October 18, 2006 for the sole purpose of completing the merger with Indus. Merger Sub is not engaged in any business except as contemplated by the merger agreement. Merger Sub is a wholly-owned and direct subsidiary of Parent.

The Special Meeting (See page 10)

•  Date, Time and Place (See page 10)

The special meeting is scheduled to take place on Friday, January 5, 2007, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia.

•  Matters to be Considered at the Special Meeting (See page 10)

At the special meeting, you are being asked to vote on a proposal to adopt the merger agreement and approve the merger. Pursuant to the merger agreement:

•	Merger Sub will merge into Indus, with Indus continuing as the surviving corporation; and

•	each outstanding share of our common stock will be cancelled and converted into the right to receive $3.85 in cash, except for shares held by stockholders who properly perfect their appraisal rights in accordance with Delaware law and shares held by Indus, Parent or Merger Sub or their respective subsidiaries.

You are also being asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

•  Record Date and Voting Information (See page 11)

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on November 16, 2006, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Indus common stock you owned at the close of business on the record date. On the record date, there were 59,397,330 shares of Indus common stock issued, outstanding and entitled to vote at the special meeting.

•  Required Vote (See page 11)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the merger. Failure to vote, abstentions and broker non-votes (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a non-routine proposal) will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the special meeting. Abstentions will have the effect of a vote “AGAINST” the proposal to adjourn the special meeting for the solicitation of additional proxies, but a failure to vote will have no effect on the proposal to adjourn the special meeting.

•  Voting by Proxy (See page 11)

After carefully reading and considering the information contained in this proxy statement, you should respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting.

If you hold your shares in “street name” (that is, through a broker, bank or other nominee), your broker or bank will not be able to vote your shares on the proposal to adopt the merger agreement and approve the merger without instructions from you. You should instruct your broker or bank to vote your shares by following the procedure provided by your broker or bank. Without instructions, your shares will not be voted for that proposal, which will have the same effect as if you voted against adoption of the merger agreement and approval of the merger. Your broker or bank will be able to vote your shares in its discretion on the proposal to adjourn the special meeting if necessary, even if you do not provide instructions to your broker or bank on how to vote.

If you vote by proxy, you may still revoke your proxy in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new, later-dated proxy card for the same shares; or

•	you can attend the special meeting and vote in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card prior to the commencement of the special meeting.

The Merger and the Merger Agreement (See page 30)

•  Merger Consideration (See page 31)

If the merger is completed, each share of Indus common stock owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $3.85 in cash, less any applicable withholding tax; provided, however, if you perfect your appraisal rights in accordance with Delaware law, your shares will be subject to appraisal in accordance with Delaware law.

•  Treatment of Options and Restricted Stock (See page 32)

Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. Holders of Company options will be given the opportunity to exercise their Company options and pay the Company the exercise price of their options, effective immediately prior to the effective time of the merger and conditioned upon the consummation of the merger, and thereby receive $3.85 in cash, less any applicable withholding tax, for each share of Company common stock subject to such exercised Company option. Each outstanding option which is not exercised will be cancelled at the effective time of the merger in exchange for a cash payment equal to $3.85 minus the exercise price for such stock option, less any applicable withholding tax.

All shares of restricted stock will become immediately vested at the effective time of the merger. Each of these shares of restricted stock will entitle the holder to receive $3.85 in cash, less any applicable withholding tax.

•  Reasons for the Merger (See page 17)

In the course of reaching its decision to approve the merger agreement and recommend the adoption of the merger agreement and the approval of the merger by our stockholders, our board of directors considered a number of factors in its deliberations, including the significant premium that the merger consideration represented, that the merger consideration is all cash, the quality of the financing commitments arranged by Vista, the financial presentation and fairness opinion of Credit Suisse and the likelihood that the merger will be completed.

•  Recommendation of the Board of Directors (See page 17)

Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the merger advisable, fair to and in the best interests of Indus and our stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•  Fairness Opinion of Credit Suisse Securities (USA) LLC (See page 19)

Credit Suisse Securities (USA) LLC (“Credit Suisse”), which Indus retained to act as its financial advisor in connection with the merger, has rendered an opinion to the board of directors that, as of October 20, 2006 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, in each case, as set forth in the Credit Suisse opinion, the merger consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of Indus common stock. The full text of Credit Suisse’s written opinion dated October 20, 2006 is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference.

•  Financing (See page 42)

Parent has received commitment letters from both its debt and equity financing sources to provide financing for the merger. If we terminate the merger agreement in circumstances where Parent fails to pay the merger consideration as a result of Parent not receiving the financing contemplated under its debt commitment letter, Parent will be required to pay Indus a termination fee of $11.4 million. In this event, the $11.4 million termination fee would represent Indus’s sole remedy under the merger agreement.

•  Conditions to the Merger (See page 39)

Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions are discussed in detail under “The Merger Agreement — Conditions to the Merger” and include, among others:

•	Adoption of the merger agreement and the approval of the merger by our stockholders;

•	Obtaining required regulatory approvals;

•	The absence of legislation or a governmental or regulatory order prohibiting the merger;

•	Holders of not more than 10% of Indus’s common stock must not have exercised appraisal rights; and

• Other customary closing conditions.

•  Solicitation Prohibitions (See page 36)

The merger agreement prohibits Indus from soliciting or otherwise encouraging the submission of a third-party acquisition proposal. Additionally, we have agreed to cease any and all activities, discussions or negotiations with respect to any third party acquisition that were existing as of the date of the merger agreement. If we receive an unsolicited acquisition proposal, we must promptly notify Parent of the proposal’s material terms. Our board of directors may respond, in accordance with the terms of the merger agreement, to an unsolicited acquisition proposal that is more favorable from a financial point of view to our stockholders if the failure to do so would be inconsistent with the directors’ fiduciary duties under Delaware law.

•  Termination (See page 40)

Subject to certain exceptions, the merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Indus and Parent;

•	by either Indus or Parent if the merger is not consummated by February 28, 2007;

•	by either Indus or Parent in the event of certain breaches by the other party of any representation, warranty, covenant or agreement contained in the merger agreement;

•	by either Indus or Parent in the event that any denial of consent of any regulatory authority required to consummate the merger is final and nonappealable, or if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and nonappealable;

•	by either Indus or Parent in the event that our stockholders do not adopt the merger agreement and approve the merger;

•	by Parent in the event that our board of directors changes its recommendation for the merger in response to a superior proposal or fails to recommend against acceptance by our stockholders of a tender or exchange offer; or

• by Indus if our board of directors changes its recommendation for the merger in response to a superior proposal.

•  Termination Fees (See page 41)

Except for provisions in the merger agreement regarding confidentiality of non-public information and payment of fees and expenses, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is terminated, there will be no liability on the part of us or Parent, except for the payment of the termination fees and expenses described below and to the extent that the termination results from a willful breach by any party of the merger agreement unless otherwise provided in the merger agreement.

The merger agreement requires, however, that we pay Parent a termination fee of $6.8 million if:

•	Parent terminates the merger agreement because our board of directors changes its recommendation for the merger in response to a superior proposal or fails to recommend against acceptance of a third party tender or exchange offer by our stockholders;

•	Parent terminates the merger agreement because of a material breach of our obligations with respect to the nonsolicitation of third party acquisition proposals and requests for nonpublic information;

•	We terminate the merger agreement because our board of directors changes its recommendation for the merger in response to a superior proposal; or

•	Parent terminates the merger agreement because of our material breach of an obligation under the merger agreement, or either we or Parent terminates the merger agreement because our stockholders do not adopt the merger agreement and approve the merger and, in certain circumstances, where a third party acquisition proposal has been publicly announced and is subsequently completed.

The merger agreement provides that we will pay Parent its documented, out-of-pocket expenses (up to $1 million), if:

•	Parent terminates the merger agreement because of our breach of covenants or obligations under the merger agreement; or

•	Either we or Parent terminates the merger agreement as outlined above because our stockholders do not adopt the merger agreement and approve the merger.

Additionally, as described above, the merger agreement provides that Parent will pay us a termination fee equal to $11.4 million if we terminate the merger agreement because of Parent’s breach of its obligation under the merger agreement to deposit at the closing the aggregate merger consideration with the paying agent and such failure is the result of a failure of Parent to receive the proceeds of the debt financing contemplated under its debt commitment letter (other than as a result of the failure to receive funds under its equity commitment). See “The Merger Agreement — Financing.”

•  Market Price of Indus Common Stock (See page 43)

The closing sale price of Indus common stock on the Nasdaq Global Market on October 20, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, was $2.52 per share. The $3.85 per share in cash to be paid as merger consideration constituted a 53% premium to that closing price.

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

Completion of the merger is subject to various risks, including, but not limited to the following:

•	stockholders holding at least a majority of our outstanding common shares might not vote to adopt the merger agreement and approve the merger;

•	Parent’s failure to obtain financing for the merger;

•	the initiation of governmental or regulatory action or legislation prohibiting the merger or other transactions contemplated by the merger agreement;

•	holders of more than 10% of our common shares might elect to exercise their dissenters’ rights in accordance with Delaware law; and

•	the failure of any other conditions in the merger agreement.

As a result of these risks, there can be no assurance that the merger will be completed.

This proxy statement, including the documents incorporated by reference in it, contains forward-looking statements, which you can identify by forward-looking words such as “anticipate,” “believe,” “continue,” “could,” “estimate” “expect,” “grow,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “strive,” “will” and similar expressions that convey uncertainty of future events or outcomes. For each of these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the beliefs, expectations, goals, objectives, plans and prospects reflected in or suggested by our forward-looking statements are reasonable in view of the information currently available to us, those statements are not guarantees of performance and actual results may differ materially from those in our forward-looking statements. Our forward-looking statements involve uncertainties and risks, including but not limited to those set forth in the bullets above, and we cannot assure you that our beliefs, expectations, goals, objectives, plans and prospects will be achieved.

Any forward-looking statement contained in this proxy statement or in the documents to which we refer speaks only as of the date it was made. We undertake no obligation to publicly update or revise any forward-looking statement that we may make in this proxy statement or elsewhere except as required by law.

If the merger is not completed for any reason, we expect that our board of directors and current management will continue to manage Indus as an ongoing business. You should review the risk factors contained in our annual report on Form 10-K for the fiscal year ended March 31, 2006 and our quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2006 and September 30, 2006, incorporated by reference into this proxy statement, for a description of the risk factors associated with the continued operation of our business.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is furnished in connection with the solicitation of proxies by the Indus board of directors for a special meeting of holders of our common stock to be held on Friday, January 5, 2007 at 10:00 a.m. local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia, or at any adjournment or postponement of the special meeting.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon proposals to (i) adopt the Agreement and Plan of Merger, dated as of October 20, 2006, by and among Fortezza Iridium Holdings, Inc., Iridium Merger Sub, Inc. and Indus, and approve the merger contemplated therein, pursuant to which Indus will become a wholly-owned subsidiary of Fortezza Iridium Holdings, Inc. and each share of Indus common stock will be converted into the right to receive $3.85 in cash and (ii) adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to adopt the merger agreement and approve the merger if there are not sufficient votes at the special meeting to do so.

Record Date, Outstanding Voting Securities, Voting Rights and Quorum

Our board of directors has set the close of business on November 16, 2006 as the record date for determining stockholders of Indus entitled to notice of, and to vote at, the special meeting. As of the record date, there were 59,397,330 shares of common stock outstanding. Each outstanding share entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a non-routine proposal) will be counted for the purpose of establishing a quorum at the special meeting.

Required Votes, Abstentions and Broker Non-Votes

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Indus common stock entitled to vote at the special meeting. Adjournment of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Indus common stock represented at the special meeting, whether or not a quorum is present.

Failure to vote, abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger. Abstentions also will have the effect of a vote “AGAINST” the proposal to adjourn the special meeting for the solicitation of additional proxies, but a failure to vote will have no effect on the proposal to adjourn the special meeting. Because this proposal is a routine proposal, there will be no broker non-votes with regard to it.

Shares Owned by Indus Directors and Officers

Indus’s directors and executive officers owned 1,253,955 shares of common stock on November 16, 2006, the record date for the special meeting. These shares represent in total approximately 2.1% of the total voting power of the Indus voting securities outstanding and entitled to vote as of the record date for the special meeting. Although none of the members of the board of directors or the executive officers has executed voting agreements, based solely on its discussions with its board of directors and executive officers, Indus currently expects that Indus’ directors and executive officers will vote their shares in favor of the adoption of the merger agreement and approval of the merger and in favor of the adjournment of the special meeting.

Proxies, Revocation

Shares that are entitled to vote and are represented by a properly submitted proxy that is received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is dated, signed and returned without indicating voting instructions for a matter coming before the special meeting, shares represented by the proxy will be voted “FOR” that matter. The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

If you have instructed a broker or bank to vote your shares, follow the directions received from your broker or bank to change your vote.

If you have submitted a proxy, you may revoke it by:

•	delivering a later dated, signed proxy card or a written revocation of such proxy to:

Morrow & Co., Inc.
470 West Avenue - 3rd Floor
Stamford, CT 06902
Toll-free: (800) 607-0088

          or

Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, GA 30339
Attention: Adam V. Battani

•	or attending the special meeting and voting in person.

If you deliver a later dated, signed proxy card or a written revocation of your proxy, we must receive your new proxy card or your written revocation before the start of the special meeting. Attendance at the special meeting will not by itself constitute the revocation of a proxy; to revoke a proxy in person at the special meeting without delivering a later dated, signed proxy card or a written revocation of your proxy, you must vote in person at the meeting.

Expenses of Proxy Solicitation

Indus will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of Indus common stock that such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, fax, or email by our officers and employees. Such persons will receive no additional compensation for these services but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have engaged Morrow & Co., Inc. as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them $7,500 and reimburse them for their expenses.

THE MERGER (PROPOSAL NO. 1)

BACKGROUND

Background of the Merger

Our board of directors and management have periodically reviewed the Company’s competitive position and strategy in light of the rapidly changing market conditions in the enterprise software industry generally, and in the Service Delivery Management software market in particular, with the objective of identifying and evaluating strategic alternatives available to enhance stockholder value. The alternatives considered by the board of directors from time to time have included acquisitions of complementary businesses and technologies, commercial partnering and alliance arrangements, strategic combinations with other companies and major investments in new product development.

During the Company’s strategic planning process that commenced in late 2005, the Company received inquiries from various parties, including Vista, regarding a potential business combination involving the Company. In 2005, Richard C. Cook, a member of the board of directors, engaged in several calls with Vista regarding the Company and introduced Vista to Allen R. Freedman, our Chairman of the Board. Mr. Freedman spoke with representatives of Vista and informed them that at this time the Company did not want to engage in discussions with Vista regarding a business combination.

In January 2006, management presented to the board of directors the initial draft of a formal strategic plan for the future growth of the Company and the maximization of stockholder value. The board of directors discussed the strategic plan at length with management and directed management to consider various issues and present supplemental materials on the strategic plan to the board of directors at its next meeting.

On March 2 and 3, 2006, management presented supplemental strategic planning materials to the board of directors. The board of directors considered the strategic planning materials with management and in executive sessions of board members only, excluding Mr. Dukat, the Company’s President and Chief Executive Officer. Following these meetings, presentations and discussions, on March 3, 2006, the board of directors gave management two directives. First, the board of directors directed management to identify and interview investment bankers to perform a comprehensive study and analysis of the business, operations, financial condition, prospects and strategic plan of the Company. Second, the board of directors authorized management to explore acquisitions consistent with the strategic plan presented to the board of directors and to identify and interview investment bankers to represent the Company in connection with potential acquisitions.

During March and April 2006, management identified and interviewed prospective investment bankers for both engagements. Management discussed the status of this process, including its initial recommendations, with the board of directors during a telephonic meeting on April 20, 2006.

On May 3, 2006, at a regularly scheduled quarterly meeting of the board of directors and following extensive discussions, the board of directors unanimously authorized management to engage Credit Suisse to perform a comprehensive study and analysis of the business, operations, financial condition, prospects and strategic plan of the Company. The board of directors also directed management to further consider investment bankers in connection with a potential engagement to explore acquisitions.

On May 31, 2006, representatives of Credit Suisse made a presentation to the board of directors and senior management. Representatives of Credit Suisse reviewed the Company’s market position and market valuation and compared the Company’s financial metrics to market benchmarks. Representatives of Credit Suisse also presented an analysis and valuation of various strategic alternatives for the Company, including continuing to operate the Company on a stand-alone basis, exploring acquisitions and considering the strategic merger or sale of the Company. Immediately following this presentation, the board of directors held an executive session with board members only and then with non-employee directors only. The board of directors then discussed the benefits and risks associated with the various strategies presented by representatives of Credit Suisse. Representatives of Credit Suisse and Alston & Bird LLP, the Company’s outside legal counsel, responded to questions from the board of directors. Following such discussions, the board of directors decided that it was in the best interest of the Company and its stockholders for the board of directors to consider a strategic merger or sale of the Company. The board of directors, acting unanimously, directed management to engage Credit Suisse to assist the board of directors in its consideration of a possible strategic merger or sale of the Company.

During June and July 2006, management, with the assistance of representatives of Credit Suisse, prepared a confidential information memorandum regarding the Company (“CIM”). Also during June and July 2006, representatives of Credit Suisse contacted potential strategic and financial buyers to invite them to submit indications of interest and distributed the CIM to interested parties that executed confidentiality agreements. During this process representatives of Credit Suisse contacted 46 potential buyers. The Company executed confidentiality agreements and distributed the CIM to 17 of the 46 potential buyers. Vista was one of the parties contacted by representatives of Credit Suisse in this process. Vista executed a confidentiality agreement dated July 10, 2006 and received a copy of the CIM shortly thereafter. During July 2006, following execution of confidentiality agreements and distribution of the CIM, the Company made in-person and telephonic management presentations to 13 potential bidders, including a telephonic presentation to Vista on July 21, 2006. These management presentations generally included an overview of the Company, its business and the software markets in which it competes and summary financial information. The management presentations were generally given by Gregory J. Dukat, our President and Chief Executive Officer, Patrick M. Henn, our Executive Vice President and Chief Financial Officer, and Joseph T. Trino, our Executive Vice President of Corporate Strategy.

On July 26, 2006, the board of directors received an update on process from representatives of Credit Suisse at its regularly scheduled quarterly board meeting. At this meeting, a representative of Alston & Bird briefed the board of directors on its fiduciary duties in the context of a potential strategic transaction or sale of the Company.

On August 1, 2006, representatives of Credit Suisse received six preliminary, non-binding enterprise value-based indications of interest from seven potential bidders (two bidders submitted a joint proposal), at implied prices ranging from $2.73 to $3.76 per share in cash, generally subject to further due diligence, negotiation of mutually acceptable definitive agreements and other conditions. One of these non-binding indications of interest was from Vista. One indication of interest was a non-cash proposal, with no specified value, to combine the Company with another portfolio company of the potential bidder.

On August 2, 2006, the board of directors met and received an update from representatives of Credit Suisse regarding the six preliminary, non-binding indications of interest. The board of directors and management discussed the indications of interest at length. Following this discussion, the board of directors determined that it was in the best interests of the stockholders to continue to explore a sale of the Company. The board of directors unanimously authorized representatives of Credit Suisse and the Company to move forward in the due diligence process with the parties that submitted the highest four indications of interest, which included the indication of interest from Vista and the joint proposal from two potential bidders.

On August 17, 2006, the board of directors received a brief update on the process from representatives of Credit Suisse at a telephonic board meeting, including a summary of the management presentations made and to be made.

In late August 2006, representatives of Credit Suisse received an additional preliminary, non-binding indication of interest from another potential bidder. This indication of interest contemplated cash consideration at a per share price that was within the range of prices that had been proposed by the parties conducting due diligence and was subject to further due diligence, negotiation of a mutually acceptable definitive agreement and other conditions.

On August 31, 2006, the board of directors met and received an update from representatives of Credit Suisse on the process. At this meeting, the board of directors reviewed and discussed this new indication of interest. Following this discussion, the board of directors unanimously authorized representatives of Credit Suisse and the Company to move forward in the due diligence process with the new potential bidder.

Throughout August and September 2006, the Company provided these five potential bidders with access to an electronic data room containing materials for operational, financial, accounting, tax and legal due diligence. Representatives of our management team also met extensively, in person and by telephone, with these interested parties, including five meetings with Vista or its representatives on August 16 (financial and operational due diligence), September 14 (financial and tax due diligence with Deloitte & Touche), September 15 (additional financial and tax due diligence with Deloitte & Touche and a conference call with Vista to discuss professional services), September 20 (further operational due diligence with Vista and representatives of one of Vista’s portfolio companies MDSI Mobile Data Solutions, Inc. (“MDSI”), including a sales pipeline review), and September 26, 2006 (product and technology review with Vista and representatives of MDSI).

On September 13, 2006, representatives of Credit Suisse wrote to the three parties (including the joint bidder) that remained actively involved in the process, including Vista, to invite the submission of their final bids and provided each of them with a proposed form of merger agreement for their comment.

On September 14, 2006, the board of directors met and received an update from representatives of Credit Suisse on the status of the process. At this meeting representatives of Credit Suisse reported that two of the potential bidders had indicated that, for various reasons, they did not intend to pursue the process further and that final bid packages had been sent to the final three parties (including the joint bidder).

On September 28, 2006, representatives of Credit Suisse received a revised bid from each of the three parties (including the joint bidder) that remained actively involved in the process. These bids ranged from

$2.75 per share to $3.40 per share, and each of the parties provided comments to the proposed form of merger agreement. The bid submitted by Vista was for $3.40 per share.

On September 29, 2006, the board of directors met and representatives of Credit Suisse briefly reviewed the three bids with the board of directors. The board of directors agreed to hold another meeting the following day to further discuss the bids.

On September 30, 2006, the board of directors met and received an update from representatives of Credit Suisse on the bids. At this meeting representatives of Credit Suisse reported that one of the joint bidders had separated from the other joint bidder and submitted a stand-alone bid of $3.45 per share. The other joint bidder had indicated to representatives of Credit Suisse that they did not intend to pursue the process further. Following this development, the three remaining bids ranged from $3.30 per share to $3.45 per share. Representatives of Credit Suisse and Alston & Bird reviewed with the board of directors a summary of the key terms and conditions of the three bids, including the proposed consideration, financing issues, remaining due diligence, remaining approvals and pre-signing requirements, proposed material adverse effect clauses, proposed conditions to closing, termination rights and proposed break-up fees. The board of directors appointed Mr. Freedman, our Chairman of the Board, as the board of directors representative to discuss on-going negotiation developments with the remaining bidders. On September 30, 2006, the low bidder indicated to Credit Suisse that it would not increase its bid and accordingly was sidelined pending the results of negotiations with the other two bidders.

On October 1, 2006, Alston & Bird, with input from representatives of each of the Company and Credit Suisse, sent letters to the other two bidders, including Vista, identifying various terms and conditions of their respective bids, including proposed financing conditions, conditions to closing, termination provisions and termination fees, that the board of directors wanted them to reconsider as issues that could affect the relative merits of their proposals. Written responses to those letters were received on October 3, 2006.

On October 3, 2006, the board of directors met to discuss the two remaining bids. Representatives of Credit Suisse reviewed the marketing process to date. A representative of Alston & Bird again briefed the board of directors on its fiduciary duties in the context of a potential sale of the Company. Representatives of Credit Suisse and Alston & Bird reviewed a summary of the key terms and conditions of the two bids, including the proposed consideration, financing issues, remaining due diligence, remaining approvals and pre-signing requirements, proposed material adverse effect clauses, proposed conditions to closing, termination rights and proposed break-up fees. The board of directors discussed the bids with management. The board of directors then held an executive session of non-employee directors only, with legal counsel present. The board of directors discussed the operations and outlook of the Company and the benefits and risks associated with a sale of the Company. Representatives of Credit Suisse then rejoined the meeting, and representatives of each of Credit Suisse and Alston & Bird responded to questions from the board of directors. After an extensive discussion, the board of directors authorized representatives of Credit Suisse to continue the process with the two remaining bidders, including Vista, and invite them to submit final bids.

On October 4, 2006, Vista and the other remaining bidder submitted their final bids. Vista increased its bid to $3.85 per share and proposed an exclusivity period of ten business days to complete its due diligence and negotiate and finalize a merger agreement and related disclosure schedules. At $3.85 per share, Vista’s bid represented a 59% premium to the share price at market close on October 4, 2006. The other remaining bidder submitted a final bid for a price per share of less than $3.85.

On October 4, 2006, the board of directors met and discussed the final bids from Vista and the other remaining bidder. After a discussion of the merits of the two final bids, including the proposed consideration, Vista’s request for an exclusivity period, the proposed financing arrangements, the characteristics of the bidders, the form of the proposed transaction, the contingencies associated with the proposed transaction, the degree of execution risk associated with each proposal and other factors, the board of directors concluded that Vista’s bid was the most favorable proposal for the stockholders of the Company and authorized the Company to enter into a ten business day exclusivity arrangement with Vista. A letter agreement memorializing the ten business day exclusivity arrangement with Vista was executed on October 4, 2006.

From October 5 to October 19, 2006, Vista and its representatives continued their legal, tax and other due diligence in the electronic data room and in numerous telephone conference calls with management and outside legal counsel. In addition, on October 17, 2006, Mr. Dukat met with representatives from Vista and MDSI at MDSI’s principal office in Vancouver, Canada to discuss the potential strategic combination of the Company and MDSI, including technological and other synergies. MDSI is a provider of mobile workforce and service management software applications that is owned by Vista.

On October 19, 2006, our board of directors met by telephone conference call to receive an update on the status of negotiations. During this telephonic meeting:

•	Mr. Dukat and representatives of Alston & Bird and Credit Suisse briefed the directors on developments since the October 4, 2006 meeting, including the status of Vista’s due diligence and the legal documents.

•	A representative from Alston & Bird briefly reviewed the key terms of the merger agreement, identified remaining issues to be negotiated, and briefed the directors on their legal duties and responsibilities in connection with the negotiation of the merger agreement.

•	Representatives of Credit Suisse reviewed Credit Suisse’s preliminary financial analyses with respect to the proposed merger.

After a discussion of these and related matters, the board of directors authorized management to extend the exclusivity period by one day in order to complete negotiation of the merger agreement. The board of directors agreed to meet the following day, Friday, October 20, 2006, after the stock markets closed.

On the afternoon of Friday, October 20, 2006, our board of directors, with each director and with representatives of each of Credit Suisse and Alston & Bird participating, met by telephone conference call. At this meeting:

•	Management and representatives of Alston & Bird reported that all remaining issues with respect to the merger agreement had been resolved, subject to board approval.

•	Representatives from each of Alston & Bird and Credit Suisse summarized the final terms of the debt and equity commitment letters, including the mechanics of the reverse break-up fee payable to us by Parent if Parent fails to receive the proceeds of its debt financing (subject to certain conditions).

•	Credit Suisse rendered an oral opinion to the board of directors, later confirmed by delivery of a written opinion dated October 20, 2006, that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken set forth therein, the $3.85 per share in cash to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of the written opinion of Credit Suisse is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference.

•	Mr. Dukat confirmed that neither he nor any other members of management had been offered employment by Vista subsequent to the transaction and that terms of any such employment had not been discussed or agreed upon with Vista.

Management left the telephone conference call and the non-employee directors discussed the proposed merger with representatives of each of Credit Suisse and Alston & Bird. During this executive session, after further discussion and deliberation, all six non-employee directors agreed that the transaction was in the best interests of the Company and its stockholders and voted unanimously to proceed with the merger. Management then rejoined the telephonic meeting. After further discussion, the full board of directors, having determined that it was advisable, fair to and in the best interest of the Company and its stockholders for the Company to enter into and perform the merger agreement, unanimously resolved to approve the merger agreement, with the specific intention of rendering Section 203 of the Delaware General Corporation Law, as well as any other state anti-takeover or similar law, inapplicable to the merger and the transactions contemplated by the merger agreement, to direct that it be submitted to the Company’s stockholders for approval, and to recommend to the

Company’s stockholders that they adopt the merger agreement and approve the merger. Additionally, as required by the merger agreement, the board of directors adopted and approved an amendment to the Stockholder Protection Rights Agreement dated January 25, 2005 by and between the Company and Mellon Investor Services LLC to prevent the merger and the other transactions contemplated by the merger agreement from triggering any of the effects specified in that rights agreement.

Following the approval of our board of directors, the Company and affiliates of Vista executed and delivered the merger agreement in the evening on Friday, October 20, 2006. Additionally, on that same day, with the assistance of Alston & Bird, management executed and delivered the amendment to the rights agreement. On the morning of Monday, October 23, 2006, a joint press release was issued by the Company and Vista announcing the execution of the merger agreement.

Recommendation of the Board of Directors and Reasons for the Merger

At a meeting of our board of directors on October 20, 2006, after careful consideration, including consultation with representatives of Credit Suisse and Alston & Bird, our board of directors unanimously determined that it is in the best interest of the Company and our stockholders for us to enter into and perform the merger agreement and that the merger is advisable, fair to and in the best interests of the Company and our stockholders.

Accordingly, our board of directors unanimously resolved to approve the merger agreement, to direct that it be submitted to our stockholders for adoption, and to recommend to our stockholders that they vote “FOR” the adoption of the merger agreement and approval of the merger.

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that our stockholders vote to adopt the merger agreement and approve the merger, our board of directors consulted with our senior management and representatives of Credit Suisse and Alston & Bird, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the fact that the closing sale price of Indus common stock on the Nasdaq Global Market on October 20, 2006, the last trading day prior to the public announcement of the execution of the merger agreement, was $2.52 per share and the $3.85 per share in cash to be paid as merger consideration constituted a 53% premium to that closing price and a 60% premium over the average last reported sale price of our common stock over the 90 day period prior to such date;

•	the business, competitive position, strategy and prospects of Indus, the likelihood that we will be able to successfully implement our strategy and achieve our objectives, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic, and market conditions;

•	that the increasing costs and expenses related to being a public company, including the associated compliance and reporting obligations, were impairing our earnings growth and our ability to be more competitive;

•	the possible alternatives to the merger (including the possibility of continuing to operate Indus as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives was reasonably likely to present superior opportunities for Indus or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the environment and trends in the enterprise software industry generally, and in the strategic asset and service management software market in particular, including increasing industry consolidation, the emergence of trends such as the software as a service delivery model, and increasing competitive pressures from larger companies;

•	the fact that, as a publicly traded company, we have recently had and may in the future continue to have difficulty making third party revenue or earnings projections because our operating results sometimes fluctuate significantly from quarter-to-quarter as a result of the size and timing of our licensing engagements;

•	the fact that the four-and-one-half-month process we conducted with the assistance of Credit Suisse, which involved discussions with approximately 13 parties, and our discussions with other potential acquirors of Indus did not result in any proposal for a strategic transaction or any other offer to acquire us at a price equal to or greater than $3.85 per share;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our stockholders, compared to a transaction in which our stockholders would receive stock or some other form of consideration;

•	the financial analysis reviewed with the board of directors by Credit Suisse on October 19 and 20, 2006;

•	Credit Suisse’s opinion delivered to the board of directors on October 20, 2006 that, as of October 20, 2006 and based on and subject to assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, in each case as set forth therein, the $3.85 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders; a copy of the full text of the Credit Suisse opinion is attached to this proxy statement as Annex B;

•	the fact that the merger is not subject to any financing condition, and the likelihood that the proposed acquisition will be completed in light of the strength of the debt commitment letter and the equity commitment letter and the financial capabilities of Vista, as well as its reputation;

•	the board of directors’ conclusion that provisions of the merger agreement permitting the board of directors, in the exercise of its fiduciary duties, to consider unsolicited third party acquisition proposals, to terminate the merger agreement to accept a superior proposal and the $6.8 million termination fee that would be imposed on us if the board of directors were to accept a superior proposal would permit competing acquisition proposals;

•	the terms of the merger agreement, including without limitation the limited number and nature of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger and the limited risk of non-satisfaction of such conditions, and the obligation of Parent to pay Indus a $11.4 million termination fee if Parent fails to fund the merger because of the failure to receive the proceeds of the debt financing; and

•	the ability of our stockholders who may not support the merger to obtain “fair value” for their shares of common stock if they properly perfect and exercise their appraisal rights in accordance with Delaware law.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	we will no longer exist as an independent public company, and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers and our relationships with other third parties;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•	the risk that we might not receive the regulatory approvals and clearances necessary to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Parent a termination fee of $6.8 million and expenses of Parent up to $1 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the availability of the financing contemplated by the commitment letters that have been delivered to Parent is subject to the satisfaction of certain conditions;

•	the fact that the income realized by our stockholders as a result of the merger generally will be taxable to them;

•	the interests that certain directors and executive officers of Indus may have with respect to the merger, in addition to their interests as stockholders of Indus generally, as described in “Interests of Certain Persons in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business, prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The board of directors determined that these risks and negative factors were outweighed by the factors that supported the determination of the board of directors, and after considering all of the relevant factors (including those listed above), the board of directors unanimously approved the merger agreement.

This discussion of the information and factors that our board of directors considered is not intended to be exhaustive, but we believe this discussion includes all material factors considered by the board of directors. In view of the wide variety of factors considered in connection with our directors’ respective evaluations of the merger and the complexity of these matters, our board of directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. Rather, each member of our board of directors made his judgment based on the total mix of information available to the board of directors regarding the overall effect of the merger on our stockholders compared to any alternative. The judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. The board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” to, and factors that support a determination that the merger is in the “best interests” of, the Company and our stockholders.

Based on the factors outlined above, the board of directors determined by unanimous vote:

•	that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our stockholders;

•	to approve the merger agreement; and

•	to recommend to the Company’s stockholders that they vote “FOR” the adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor

Indus retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the board of directors of Indus requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of Indus common stock of the consideration to be received by such holders pursuant to the merger. On October 20, 2006, the board of directors of Indus met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse reviewed with the board of directors of Indus certain financial analyses, as described below, and rendered its oral opinion to the Indus board of directors, subsequently confirmed in writing, that as of October 20, 2006 and based upon and subject to the various considerations set forth in the Credit Suisse opinion, the merger consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of Indus common stock.

The full text of Credit Suisse’s written opinion, dated October 20, 2006, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. Holders of Indus common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse’s opinion was provided to the board of directors for its information in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Indus common stock, does not address any other aspect or implication of the proposed merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation to any stockholder as to any matter relating to the merger, including how such stockholder should vote or act with respect to any matters relating to the merger. The following is a summary of Credit Suisse’s opinion, including the procedures followed, the assumptions made, the matters considered and the limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, and is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, Credit Suisse:

•	reviewed drafts dated October 20, 2006 of the merger agreement and certain related documents;

•	reviewed certain publicly available business and financial information relating to Indus;

•	reviewed certain other information relating to Indus, including financial forecasts, provided to or discussed with Credit Suisse by Indus and met with the management of Indus to discuss the business and prospects of Indus;

•	considered certain financial and stock market data of Indus and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Indus;

•	considered, to the extent publicly available, the financial terms of certain other business combinations that have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Indus that Credit Suisse reviewed, the management of Indus advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Indus as to the future financial performance of Indus. Credit Suisse also assumed, with the consent of the board of directors of Indus, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Indus or the merger and that the merger would be consummated in accordance with the terms of the draft merger agreement reviewed by Credit Suisse without waiver, modification or amendment of any material term, condition or agreement therein.

Representatives of Indus advised Credit Suisse, and Credit Suisse assumed, that the merger agreement and related documents would conform to the drafts dated October 20, 2006 reviewed by Credit Suisse in all respects material to its analyses. Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Indus, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addresses only the fairness, from a financial point of view, to the holders of common stock of Indus of the consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion is necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Indus, nor does it address the underlying business decision of Indus to proceed with the merger.

In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Indus. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Indus, its business or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, determine or recommend the specific consideration payable in the proposed merger, and the decision to enter into the merger agreement was solely that of the board of directors of Indus. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or the management of Indus with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the board of directors in connection with Credit Suisse’s opinion dated October 20, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Selected Companies Analysis

Credit Suisse reviewed certain financial and stock market information of Indus and the following publicly held companies, four of which are enterprise resource planning software companies, four of which are supply chain software companies and six of which are vertical market application software companies:

Enterprise Resource Planning Software	Supply Chain Software	Vertical Market Application Software

• Lawson Software, Inc.	• Manhattan Associates, Inc.	• Blackbaud, Inc.
• Epicor Software Corporation	• Ariba, Inc.	• Advent Software, Inc.
• QAD Inc.	• i2 Technologies, Inc.	• Aspen Technology, Inc.
• American Software, Inc.	• The Descartes Systems Group Inc.	• Open Solutions Inc.
• JDA Software, Inc.
• Dendrite International, Inc.

Credit Suisse reviewed, among other things, enterprise values of the selected companies. Enterprise values were calculated by taking the market capitalization based on closing stock prices on October 19, 2006, adding outstanding debt and subtracting cash. The enterprise values were then divided by estimated revenue, earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA,” and net income for calendar years 2006 and 2007 to calculate the multiples of enterprise value to estimated revenue, EBITDA and net income for the selected companies. Credit Suisse then multiplied the estimated revenue, EBITDA and net income of Indus by these multiples to establish the implied per share equity reference range of Indus, as compared to the merger consideration as set forth below. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of Indus were based on internal estimates of the management of Indus.

Implied per Share Equity	Per Share Merger
Reference Range for Indus	Consideration

$2.39 — $3.81	$3.85

Selected Acquisitions Analysis

Credit Suisse reviewed the transaction values of the following 20 selected transactions announced since September 2004 to the extent information was publicly available:

Acquiror	Target

• Illinois Tool Works Inc.	• Click Commerce, Inc.
• Hellman & Friedman and Texas Pacific Group	• Intergraph Corporation
• International Business Machines	• MRO Software
• Kronos Incorporated	• Unicru, Inc.
• M2M Holdings (Battery Ventures & Thoma Cressey Equity Partners)	• Onyx Software Corp.
• Infor Global Solutions (Golden Gate Capital)	• SSA Global Technologies, Inc.
• AttachmateWRQ (Francisco Partners, Golden Gate Capital & Thoma Cressey Equity Partners)	• NetIQ Corporation
• JDA Software Group, Inc.	• Manugistics Group, Inc.
• HG Capital	• Visma ASA
• Oracle Corp	• Portal Software, Inc.
• Hellman & Friedman and Thoma Cressey Equity Partners	• Activant Solutions Inc.
• Infor Global (Golden Gate Capital)	• Datastream Systems, Inc.
• Golden Gate Capital	• Geac Computer
• SSA Global	• E.Piphany, Inc.
• Vista Equity Partners	• MDSI Mobile Data Solutions, Inc.
• Lawson Software, Inc.	• Intentia International
• Oracle Corp	• Retek, Inc.
• Infor Global Solutions (Golden Gate Capital)	• MAPICS, Inc.
• Activant Solutions Inc.	• Speedware
• Inovis, Inc. (Golden Gate Capital)	• QRS Corporation

Credit Suisse reviewed, among other things, transaction values of the selected transactions. Transaction values were calculated by taking the purchase price paid, adding outstanding debt, and subtracting cash. The transaction values were then divided by revenue and EBITDA of the latest 12 months and calendar year 2006 to calculate the multiples of transaction values to revenue and EBITDA. Credit Suisse multiplied the revenue and EBITDA of Indus by these multiples to establish the implied per share equity reference range of Indus, as compared to the merger consideration as set forth below. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data of Indus were based on internal estimates of the management of Indus, public filings and other publicly available information.

Implied per Share Equity	Per Share Merger
Reference Range for Indus	Consideration

$2.41 — $3.94	$3.85

Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Indus could generate during the calendar years 2007 through 2011 based on internal estimates of the management of Indus. Credit Suisse calculated terminal values of Indus by multiplying Indus’s fiscal year 2012 estimated EBITDA by selected multiples ranging from 5.5x to 9.0x. The cash flows and terminal values were discounted to present value using discount rates of 16.0% to 19.0%, which discount rate range was derived taking into consideration the estimated weighted average cost of capital for Indus. This analysis indicated the following implied per share equity reference range for Indus, as compared to the merger consideration as set forth below:

Implied per Share Equity	Per Share Merger
Reference Range for Indus	Consideration

$2.98 — $4.25	$3.85

Miscellaneous

Indus selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation and its familiarity with Indus and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse and its affiliates in the past have provided, are currently providing and in the future may provide financial and investment banking services to Indus and Parent and its affiliates unrelated to the proposed merger, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ accounts and the accounts of its customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations), of Indus, Parent and their respective affiliates, as well as provide investment banking and other financial services to such companies.

Pursuant to an engagement letter dated September 29, 2006, Indus engaged Credit Suisse to provide financial advisory services to the Indus board of directors in connection with the merger, including among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Indus has agreed to pay Credit Suisse a customary fee in connection therewith, a significant portion of which is contingent upon consummation of the merger. Credit Suisse will also receive a fee for rendering its opinion which is not contingent upon consummation of the merger. In addition, Indus has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of its legal counsel, incurred in connection with its engagement and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors, you should be aware that our executive officers and members of our board of directors have interests in the merger other than their interests as Indus stockholders generally, pursuant to agreements between such executive officers and directors and us and pursuant to the merger agreement. These interests may be different from, or in conflict with, your interest as an Indus stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Change of Control and Employment Agreements

We have entered into change of control agreements with each of Messrs. Gregory J. Dukat, Patrick M. Henn, Arthur W. Beckman and Joseph T. Trino which specify the payments and benefits to which such executives are entitled upon their termination of employment following a change of control under the circumstances and in the amounts set forth below. Messrs. Dukat, Henn, Beckman and Trino are also parties to employment agreements with us. However, in the event that the executive becomes entitled to severance payments and/or benefits under the change in control severance agreement, he will not be entitled to severance payments and/or benefits pursuant to his employment agreement.

If the executive’s employment is terminated (i) by the surviving corporation for any reason other than cause, or by the executive for good reason, within 24 months following the merger, or (ii) by us for any reason other than cause, or by the executive for good reason, within six months prior to the closing date of the merger and such termination arose in connection with or in anticipation of the merger, he will receive a lump sum severance amount. In the case of Mr. Dukat, this lump sum severance amount is equal to three times the sum of his then-current base salary plus his annual bonus target for the performance year in which the merger occurs. In the case of Messrs. Henn, Beckman and Trino, this lump sum severance amount is equal to two times the sum of his then-current base salary plus the annual bonus target for the performance year in which the merger occurs. We or the surviving corporation, as the case may be, will also reimburse the executive for full COBRA expenses for the earlier of 18 months or until he receives health, medical and/or dental benefits from a new employer. Mr. Dukat will also receive these severance benefits if he terminates his employment for any reason at any time within the 30 days following the one-year anniversary of the merger. Each change of control severance agreement provides that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive the greater of his full severance payment, or a severance payment reduced to the extent necessary such that the payment will not be subject to the excise tax.

If the executive’s employment is terminated by reason of death or disability, by the surviving corporation for cause, or voluntarily by him (except in the limited circumstances described above as to Mr. Dukat), he will not receive severance benefits under the change of control severance agreement.

In order to receive the benefits under his change in control severance agreement, each executive has agreed that for a one-year period following the termination of his employment, he may not disclose any confidential information of the surviving corporation, solicit any of the surviving corporation’s employees to terminate their employment, solicit the surviving corporation’s customers with whom he has had material contact or provide competitive services.

Continuing Employment Arrangements

We expect that some or all of our executive officers will continue to be employed by the surviving corporation after the merger is completed pursuant to the terms of their existing employment agreements with Indus or other terms agreed to by Parent and such executive officer. As of the date of this proxy statement, none of our executive officers has entered into any other agreement, arrangement or understanding with Vista, Parent or their affiliates regarding terms of continuing employment with the surviving corporation.

Executive Officers’ and Non-Employee Directors’ Stock Options

Our executive officers and non-employee directors have received periodic grants of stock options. Immediately prior to the effective time of the merger, each outstanding Indus stock option held by an executive officer or non-employee director will become fully vested and immediately payable, as is the case for stock options held by all of our employees. Option holders will be given the opportunity to exercise their options and pay the Company the exercise price of their options, effective immediately prior to the effective time of the merger and conditioned upon the consummation of the merger, and will receive the merger consideration, less any applicable withholding tax, payable with respect to the shares of Indus common stock acquired upon the exercise of such options. All options not exercised will be cancelled in exchange for the right to receive a cash payment for each share of Indus common stock subject to such option equal to the amount, if any, by which the merger consideration exceeds the per share exercise price of the stock option, less any applicable withholding tax. Accordingly, executive officers and non-employee directors with unvested stock options may receive a benefit, in addition to that available to Indus stockholders generally, by virtue of the acceleration of their unvested stock options. See “The Merger Agreement — Treatment of Stock Options and Restricted Stock” on page 32.

The value attributable to the cancellation and cash-out in connection with merger of all stock options held by our executive officers is approximately $3.4 million, as follows:

	Shares of Common Stock
	Subject to Options
		Accelerated	Net Value of All
		Vesting	Options Held by
Officer	Total	Upon Merger	Executive Officers(1)

Gregory J. Dukat	1,537,000	682,916	$2,093,520
Arthur W. Beckman	456,750	147,499	594,438
Patrick M. Henn	235,000	181,666	192,700
Joseph T. Trino	330,000	247,500	491,250

	2,558,750	1,259,581	$3,371,908

(1)	Net value of options was determined as $3.85 minus the option exercise price multiplied by the number of shares subject to the option.

The value attributable to the cancellation and cash-out in connection with merger of all stock options held by our non-employee directors is approximately $1.3 million, as follows:

	Shares of Common Stock
	Subject to Options
		Accelerated	Net Value of All
		Vesting	Options Held by
Director	Total	Upon Merger	Outside Directors(1)

Allen R. Freedman	55,000	25,000	$118,550
Richard C. Cook	50,000	37,500	90,000
Eric Haskell	50,000	37,500	85,500
Kenneth G. Lawrence	0	0	0
Thomas R. Madison, Jr.	869,727	12,500	915,106
Frederick J. Schwab	55,000	25,000	90,600

	1,079,727	137,500	$1,299,756

(1)	Net value of options was determined as $3.85 minus the option exercise price multiplied by the number of shares subject to the option.

Executive Officers’ and Non-Employee Directors’ Restricted Shares

Our executive officers and non-employee directors have received periodic grants of restricted stock. All such shares of restricted stock will become immediately vested at the effective time of the merger. Each of these shares of restricted stock will entitle the holder to receive the merger consideration, less any applicable withholding tax, with respect to such shares. Accordingly, executive officers and non-employee directors with unvested shares of restricted stock may receive a benefit, in addition to that available to Indus stockholders generally, by virtue of the acceleration of the unvested portion of such awards.

The value attributable to the unvested restricted stock held by Indus’ executive officers that will become vested in connection with the merger is approximately $0.6 million, as follows:

		Value of Shares
	Accelerated	with Accelerated
	Vesting	Vesting
Officer	Upon Merger	Upon Merger(1)

Gregory J. Dukat	95,000	$365,750
Arthur W. Beckman	21,900	84,315
Patrick M. Henn	22,500	86,625
Joseph T. Trino	25,000	96,250

	164,400	$632,940

(1)	Value of shares was determined as $3.85 multiplied by the number of shares subject to forfeiture.

The value attributable to the unvested restricted stock held by our non-employee directors that will become vested in connection with the merger is approximately $0.6 million, as follows:

		Value of Shares
	Accelerated	with Accelerated
	Vesting	Vesting
Director	Upon Merger	Upon Merger(1)

Allen R. Freedman	25,664	$98,806
Richard C. Cook	25,664	98,806
Eric Haskell	13,587	52,310
Kenneth G. Lawrence	49,301	189,809
Thomas R. Madison, Jr.	25,664	98,806
Frederick J. Schwab	25,664	98,806

	165,544	$637,344

(1)	Value of shares was determined as $3.85 multiplied by the number of shares subject to forfeiture.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Indus and its subsidiaries against all liabilities, costs and expenses arising out of actions or omissions related to their service to Indus, or at Indus’s request, another entity, occurring at or prior to the effective time of the merger to the fullest extent permitted by our certificate of incorporation and bylaws. Included in this agreement is the advancement of expenses incurred in the defense of any litigation, whether or not Parent, the surviving corporation or their subsidiaries are insured against such matter.

The merger agreement further provides that for six years after the effective time of the merger, Parent will, or will cause the surviving corporation to, use its reasonable efforts to maintain in effect our directors’ and officers’ liability insurance policies with respect to claims arising from facts or events which occurred prior to the effective time of the merger and covering persons who are covered by such policies prior to the merger. Parent or the surviving corporation may substitute policies of at least the same coverage and amounts containing the same terms and conditions which are no less advantageous than those of the existing policy. Parent or the surviving corporation is not obligated to pay more than 200% of the last annual premium prior to the date of the merger agreement to procure such coverage. If Parent or the surviving corporation cannot obtain the required coverage for that amount, it must provide the most coverage that can be obtained for that amount.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to holders of our common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to the holders of our common stock.

The following discussion does not address the tax consequences that may be relevant to stockholders who receive special treatment under some U.S. federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	financial institutions, insurance companies, tax-exempt organizations, “S” corporations, partnerships, mutual funds, dealers in securities or foreign currencies or traders in securities that elect a mark-to-market method of tax accounting;

•	taxpayers who hold shares of our common stock as part of a “straddle,” a “hedge” or a “conversion transaction” as those terms are defined under the Code;

•	stockholders who acquired their shares of common stock through the exercise of employee or director stock options, as restricted shares or otherwise as compensation; and

•	foreign persons or persons who have a functional currency other than the U.S. dollar.

Further, we do not address:

•	the U.S. federal income tax consequences to partnerships or other pass-through entities and investors in such entities;

•	the U.S. federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of shares of our common stock; or

•	any local, state or foreign tax consequences of the purchase, ownership and sale of the shares.

For purposes of this summary, a U.S. Holder is a person that is a beneficial owner of our common stock and is:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state or any political subdivision thereof;

•	a trust if (1) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A Non-U.S. Holder is a person that is a beneficial owner of our common stock other than a U.S. Holder.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

No rulings have been sought or will be sought from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

You should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Treatment of U.S. Holders

U.S. Holders who receive cash for their shares will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the shares exchanged in the merger. If a U.S. Holder holds shares of Indus common stock as a capital asset, the gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the stockholder’s holding period for the shares is more than one year. Long-term capital gain of an individual is generally subject to a maximum U.S. federal income tax rate of 15%. The deductibility of long-term capital losses is subject to limitations.

Treatment of Non-U.S. Holders

The following is a summary of U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of shares of our common stock. As described above, a “Non-U.S. Holder” is a person that is a beneficial owner of our common stock other than a U.S. Holder.

Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. The discussion below does not apply to such special circumstances. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Any gain that a Non-U.S. Holder realizes upon the sale, exchange, redemption or other disposition of a share of our common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. or, where a tax treaty applies, is attributable to a U.S. permanent establishment;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes, our stock is traded on an established securities market, and the Non-U.S. Holder’s beneficial and constructive ownership of our common stock exceeds 5% of the total fair market value of our common stock.

A Non-U.S. Holder who realizes gain described in the first and third bullet points above will be subject to U.S. federal income tax on the net gain derived. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A Non-U.S. Holder that is a foreign corporation and that realizes gain described in the first and third bullet points above will be subject to tax on the gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

If you are a U.S. Holder of our common stock, information reporting requirements will generally apply to the cash proceeds you receive from the sale of your common stock in the merger, unless you are an exempt recipient such as a corporation. If you are not otherwise exempt and you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to withhold federal income tax from those proceeds at the rate set by Section 3406 of the Code.

In general, if you are a Non-U.S. Holder, you will not be subject to backup withholding and information reporting with respect to the cash proceeds paid to you in the merger, provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, and you have given us a certification, under penalty of perjury, that you are not a U.S. person (which certification may be made on an

IRS Form W-8BEN (or successor form)) and provide your name, address and certain other required information or certain other certification requirements or, if you hold your shares through certain qualified intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations (special certification rules apply to holders that are pass-through entities).

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished by you to the IRS.

PARTIES TO THE MERGER

Indus International, Inc.

We are a leading Service Delivery Management (SDM) solution provider, helping clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving cost savings. Our customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Our solutions are used by companies in a wide variety of industries, including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, high tech, consumer packaged goods and more.

Our common stock is currently quoted on the Nasdaq Global Market under the symbol “IINT.” We are headquartered in Atlanta, Georgia, with offices in Columbia, South Carolina, San Francisco, California and Pittsburgh, Pennsylvania, as well as international sales offices in the United Kingdom, France, Japan and Australia. Our principal office address is 3301 Windy Ridge Parkway, Atlanta, GA 30339, and our telephone number is (770) 952-8444.

Fortezza Iridium Holdings, Inc.

Fortezza Iridium Holdings, Inc. is a Delaware corporation formed on October 18, 2006 for the sole purpose of completing the merger with Indus and arranging the related financing transactions. Parent is not engaged in any business except as contemplated by the merger agreement. Parent is wholly-owned by Vista Equity Fund II, LP, an affiliate of Vista Equity Partners, a private equity firm located in San Francisco, California. The principal office address of Parent is 150 California Street, 19th Floor, San Francisco, California 94111, and its telephone number is (415) 765-6500.

Iridium Merger Sub, Inc.

Iridium Merger Sub, Inc. is a Delaware corporation formed on October 18, 2006 for the sole purpose of completing the merger with Indus. Merger Sub is not engaged in any business except as contemplated by the merger agreement. Merger Sub is a wholly-owned and direct subsidiary of Parent. The principal office address of Merger Sub is 150 California Street, 19th Floor, San Francisco, California 94111, and its telephone number is (415) 765-6500.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement but does not describe all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated herein by reference. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The description of the merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings Indus makes with the Securities and Exchange Commission, or SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, Parent and Merger Sub have made to each other as of the date of the merger agreement or other specific dates. The assertions embodied in those representations and warranties were made solely for the purposes of the contract between us, Parent and Merger Sub. Additionally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Indus’ public disclosures. Moreover, certain representations and warranties may not be complete or accurate because they are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between us and Parent and Merger Sub rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

The Merger

The merger agreement provides that, upon and subject to the terms and conditions of the agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, Merger Sub will be merged with and into Indus. At that time, Merger Sub’s separate existence will cease, and we will continue as the surviving corporation. Following the merger, we will be a privately-held corporation and a wholly-owned subsidiary of Parent. The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware. The certificate of merger will be filed on the closing date, which is expected to occur within five business days after all conditions specified in the merger agreement have been satisfied or waived.

Upon the effective time of the merger, you will cease to have ownership interests in Indus or rights as one of our stockholders. Accordingly, you will not participate in any future earnings or growth of Indus and will not benefit from any appreciation in the value of our business. Instead, your shares of our common stock will be converted into and exchanged for the right to receive $3.85 per share in cash, without interest, less any applicable withholding taxes, as more fully described below.

Our common stock is currently quoted on the Nasdaq Global Market under the symbol “IINT.” After the merger, our common stock will cease to be quoted on Nasdaq and there will be no public market for our common stock. Our common stock is also registered with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Following the merger, we expect to deregister our shares of common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, with the SEC.

At the effective time of the merger, our certificate of incorporation and bylaws will be replaced with the certificate of incorporation and bylaws of Merger Sub, a wholly-owned subsidiary of Parent. Also at the effective time of the merger, the directors of Merger Sub in office immediately prior to the effective time of the merger will become the directors of Indus. The officers of Indus immediately prior to the effective time of the merger will continue to serve as officers of Indus in accordance with the new bylaws.

Merger Consideration

Upon consummation of the merger, each share of our common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders who perfect their statutory appraisal rights and shares held by us or Parent or our respective subsidiaries) will cease to be outstanding and will be converted into and exchanged for the right to receive $3.85 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned by us or Parent or our respective subsidiaries will be cancelled and retired and cease to exist, with no consideration issued in exchange for these shares.

Procedures for Exchange of Certificates

At the closing, Parent will deposit with the paying agent in an exchange fund an amount in cash equal to the aggregate merger consideration payable pursuant to the merger agreement. Promptly after the effective time of the merger, the paying agent will send transmittal materials and instructions to each record holder of a certificate or certificates representing shares of Indus common stock immediately prior to the effective time whose shares will be converted into and exchanged for the right to receive the merger consideration discussed above. The transmittal materials will contain instructions for obtaining cash in exchange for shares of our common stock. Upon surrender of a stock certificate that formerly represented shares of our common stock, duly endorsed and in accordance with any other reasonable and customary rules and procedures that the paying agent may require in connection with its duties, the holder of the certificate will be entitled to receive from the paying agent $3.85 in cash for each share represented by the stock certificate, without interest and less any applicable withholding taxes.

In the event of a transfer of ownership of shares of our common stock that is not registered in our stock transfer books, the merger consideration for those shares may be paid to a person other than the person in whose name those shares are registered if the certificate representing those shares is delivered to the paying agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer taxes have been paid. No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. A stockholder whose stock certificate has been lost, stolen, mislaid or destroyed may obtain the merger consideration payable with respect to the shares of common stock represented by the certificate by submitting an affidavit of loss, posting such bond, security or indemnity as Parent and the paying agent may reasonably require, submitting any other documents necessary to evidence and effect the bona fide exchange thereof, and complying with any other reasonable and customary rules and procedures that the paying agent may require in connection with its duties.

At any time following 270 days after the effective time of the merger, Indus or Parent will be entitled to require the paying agent to deliver to Indus any funds remaining in the exchange fund which has not been disbursed to holders of certificates as of such time, and thereafter, such holders are only entitled to look to Indus as general creditors thereof with respect to the payment of the merger consideration. Such holders will have no greater rights against Indus than may be accorded to general creditors of Indus under applicable laws. To the extent permitted by law, any portion of the merger consideration not claimed by stockholders will become the property of Indus, free and clear of any claims of any stockholder or other person, immediately before that portion of the merger consideration would otherwise escheat to or otherwise become the property of any governmental entity.

Treatment of Stock Options and Restricted Stock

Immediately prior to the effective time of the merger, all outstanding stock options will become fully vested and immediately exercisable in accordance with the terms of the applicable plan under which such options were granted. Option holders will be given the opportunity to exercise their options and pay the Company the exercise price of their options, effective immediately prior to the effective time of the merger and conditioned upon the consummation of the merger. Options holders that elect to exercise their options will receive the merger consideration in accordance with the procedures outlined above for each share subject to such exercised option.

All options that are not exercised prior to the merger will be cancelled in exchange for a cash payment for each share of stock subject to such option equal to the amount, if any, by which the merger consideration of $3.85 exceeds the per share exercise price of the stock subject to the option, less any applicable withholding tax. This option settlement payment will be made by Indus within ten business days after the effective time of the merger.

All unvested shares of restricted stock will vest immediately prior to the effective time of the merger. At the effective time of the merger, these shares will cease to be outstanding and will be converted into and exchanged for the right to receive the merger consideration in accordance with the procedures outlined above.

Treatment of Employee Stock Purchase Plan

Prior to the effective time of the merger, we will take all necessary action with respect to the 2003 Employee Stock Purchase Plan to provide that the purchase date for options under the plan occurs on or before the last trading day prior to the effective time of the merger. All options issued under the plan on such purchase date will be automatically exercised on that purchase date. At the effective time of the merger, the stock issued pursuant to the exercise of such options will cease to be outstanding and will be converted into and exchanged for the right to receive the merger consideration in accordance with the procedures outlined above.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Parent and Merger Sub. Generally, these representations and warranties are typical for transactions such as the merger and include representations and warranties relating to:

•	our corporate existence, good standing and authority;

•	our organizational documents;

•	our authority to enter into the merger agreement and to consummate the merger;

•	our assertion that entering into the merger agreement and consummating the merger will not conflict with or result in a breach of our organizational documents or resolutions adopted by our board of directors or our stockholders, or constitute or result in a default under, require any consent or notice pursuant to, or result in the creation of any lien on any of our assets under, certain agreements to which we are a party, permits or laws;

•	our capitalization and outstanding rights to acquire our capital stock (including options);

•	certain information about our subsidiaries;

•	our filing of all required documents with the SEC, the accuracy of such documents and their compliance with law on the date they were filed;

•	the preparation of our financial statements in accordance with generally accepted accounting principles;

•	the absence of any loans made by us to any of our executive officers or directors;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events in our business since March 31, 2006;

•	our filing of tax returns, payment of taxes, compliance with tax laws and other matters relating to taxes;

•	our having title to our material assets and rights to leasehold interests;

•	our intellectual property and our use of the intellectual property of others;

•	our compliance with environmental laws, possession of environmental permits and any pending or threatened environmental claims or exposures;

•	our compliance with other applicable laws, orders and permits;

•	labor matters;

•	matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act of 1974;

•	our material contracts;

•	certain instituted, pending and threatened litigation, claims and investigations as of the date of the merger agreement;

•	our material insurance policies;

•	the inapplicability of any takeover laws;

•	the absence of any brokers retained by us other than Credit Suisse;

•	any related party transactions;

•	the actions we have taken to ensure that the rights under our stockholder rights plan are not triggered or exercisable;

•	the receipt of a fairness opinion from Credit Suisse to the effect that, as of the date of the merger agreement, the merger consideration to be received by our stockholders is fair, from a financial point of view, to such holders;

•	the determination by our board of directors that the merger and other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our stockholders, its recommendation that our stockholders adopt the merger agreement and approve the merger and its direction that the merger agreement be submitted to our stockholders for adoption and approval of the merger;

•	actions taken by us so that entering into the merger agreement or the consummation of the merger did not and will not result in the grant of rights to any person under our organizational documents or restrict the ability of Parent or any of its subsidiaries to vote or otherwise exercise rights of a stockholder with respect to our shares or the shares of our subsidiaries that may be directly or indirectly acquired or controlled by Parent or its subsidiaries as a result of the merger; and

•	the accuracy of the information contained in this proxy statement and its compliance with the law.

The merger agreement also contains representations and warranties that Parent and Merger Sub made to us. These relate to:

•	their corporate existence, good standing and authority;

•	their organizational documents;

•	their authority to enter into the merger agreement and to consummate the merger;

•	their assertion that entering into the merger agreement and consummating the merger will not conflict with or result in a breach of their organizational documents or resolutions adopted by their board of directors or their stockholders, or constitute or result in a default under, require any consent or notice pursuant to, or result in the creation of any lien on any of their assets under, certain agreements to which they are a party, permits or laws;

•	the absence of any litigation pending against Parent or its subsidiaries which would have a material adverse effect on Parent or its subsidiaries;

•	the terms of debt and equity commitment letters providing for the financing of the merger;

•	that neither Parent nor Merger Sub is, nor at any time during the past three years has been, an interested stockholder of Indus;

•	the absence of any brokers retained by Parent or any of its subsidiaries other than Vista Equity Partners, LLC; and

•	the accuracy of the information Parent or any of its subsidiaries or affiliates provided to us for inclusion in this proxy statement.

Many of the representations and warranties made by each party in the merger agreement are qualified by a “material adverse effect” standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a “material adverse effect” on the party as a whole. The merger agreement defines the term “material adverse effect,” with respect to both us and Parent, to mean an event, change, circumstance, effect, violation or occurrence which, individually or together with any other event, change, circumstance, effect, violation or occurrence, has a material adverse impact on (i) the financial position, business, assets or results of operations of us and our subsidiaries, or Parent and its subsidiaries, taken as a whole, or (ii) our or Parent’s ability to perform their respective obligations under the merger agreement or to consummate the merger or other transactions contemplated by the merger agreement. However, this definition of “material adverse effect” excludes:

•	changes in laws applicable to us, our industry, or Parent;

•	changes in generally accepted accounting principles, rules or interpretations;

•	actions and omissions by either us or our subsidiaries, or Parent or its subsidiaries, taken with the prior written consent of the other;

•	compliance with the merger agreement on the operating performance of either Indus or Parent, including expenses incurred by either party in consummating the merger;

•	with respect to us, our failure, in and of itself, to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period (except that the underlying event, change, circumstance, effect, violation or occurrence that led to such failure may constitute a material adverse effect);

•	with respect to us, any “act of God” or any hostilities, acts of war, sabotage or terrorism;

•	with respect to us, changes in market price or trading value of our stock;

•	with respect to us, cancellation or delay in customer orders or any loss of customers resulting primarily from the public announcement of the merger; and

•	changes affecting general economic conditions and the industry in which either we or Parent operate that do not disproportionately affect us and our subsidiaries as a whole, or Parent.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, unless Parent gives us its prior written consent, otherwise expressly permitted by the merger agreement or required by law, until the completion of the merger, we and our subsidiaries will:

•	operate our business only in the usual, regular and ordinary course;

•	preserve intact our business organization; and

•	not take any action which would (1) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement or (2) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

We have also agreed that during the same time period, subject to certain exceptions, and again, unless Parent gives us its prior written consent, otherwise expressly permitted by the merger agreement or required by law, we and our subsidiaries will not:

•	amend or otherwise change our organizational documents;

•	incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 on a consolidated basis or impose any material lien on any of our material assets;

•	repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares or any securities convertible into any shares of the capital stock of Indus or our subsidiaries;

•	issue, sell, pledge, encumber, authorize the issuance of or otherwise permit to become outstanding any additional shares of our stock or capital stock of our subsidiaries, any stock appreciation rights or any option, warrant or other equity right;

•	adjust, split, combine or reclassify our capital stock or the capital stock of our subsidiaries, or issue or authorize the issuance of any other security in respect of or in substitution for shares of our common stock, or sell, lease, mortgage or otherwise dispose of the capital stock of any of our subsidiaries or any material asset other than in the ordinary course of business for reasonable and adequate consideration;

•	purchase any securities or make any material investment in persons other than wholly-owned subsidiaries, other than foreclosures in the ordinary course of business or the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

•	grant any increase in compensation or benefits to our officers, grant or pay any severance or termination pay or any bonus other than pursuant to past practices, written policies or written contracts in effect on October 20, 2006, enter into or amend any severance agreements with our officers, or grant any material increase in fees or other compensation or other benefits to our directors;

•	enter into or amend any employment contract with any person having a base salary in excess of $200,000 per year that we do not have an unconditional right to terminate without liability at any time on or after the effective time of the merger;

•	adopt any new employee benefit plan or terminate, withdraw from or make any material changes in or to any existing employee benefit plan or make any distributions from such plans;

•	make any changes in tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or GAAP, or amend any tax return or settle any tax proceeding or audit;

•	commence any litigation other than in accordance with past practice, settle any litigation for money damages in excess of $100,000 or settle or commence any litigation that places restrictions upon our operations;

•	enter into, modify, amend, renew or terminate any material contract or customer maintenance contract;

•	declare or pay dividends;

•	write up, write down or write off the book value of any of our assets or our subsidiaries’ assets, individually or in the aggregate, in excess of $500,000 other than as may be required by generally accepted accounting principles;

•	take any action that is intended or would reasonably be expected to result in the conditions precedent to the consummation of the merger not being satisfied; or

•	transfer, assign, license, abandon, permit to lapse or otherwise dispose of, except in the ordinary course of business, any intellectual property rights.

Additionally, Parent has agreed that during the same time period, subject to certain exceptions, and unless we give Parent our prior written consent, and except as otherwise expressly permitted by the merger agreement or required by law, Parent will not take any actions that would materially adversely affect the ability of any party to obtain any consents, perform its agreements or satisfy any conditions precedent required to consummate the merger.

Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries, our officers and directors nor those of our subsidiaries will directly or indirectly:

•	solicit, initiate or knowingly encourage, facilitate or induce any inquiry that constitutes or could reasonably be expected to lead to the making, submission or announcement of any third party acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish any nonpublic information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a third party acquisition proposal;

•	engage in negotiations with any person with respect to, or providing for, a third party acquisition proposal;

•	approve, endorse or recommend any third party acquisition proposal; or

•	enter into any letter of intent or contract relating to a third party acquisition proposal.

We have also agreed that we will use our reasonable best efforts to cause our or our subsidiaries’ investment bankers, financial advisors, attorneys, accountants, consultants and other representatives or agents not to take any of the actions listed above. Additionally, we agreed to cease any and all activities, discussions or negotiations with respect to any third party acquisition that were existing as of the date of the merger agreement.

In the event that we receive a third party acquisition proposal or any request for nonpublic information which we reasonably believe could lead to a third party acquisition proposal, we must, within 48 hours and to the extent we are able to do so without violating a confidentiality agreement, provide Parent with oral and written notice of the material terms of such third party acquisition proposal or request for information, the identity of the third party and a copy of all written materials provided to us by such third party in connection with the acquisition proposal or request for information and all information reasonably necessary to keep Parent informed in all material respect of the status and details of any such acquisition proposal or request for information. We may engage in negotiations with, and furnish nonpublic information to, any third party that makes an unsolicited, bona fide acquisition proposal so long as:

•	our board of directors concludes in good faith (after consultation with our outside legal counsel and financial advisor) that such third party acquisition proposal is or is reasonably likely to result in an acquisition proposal (generally involving the acquisition of at least 50% of the voting securities or assets of the Company) that, if accepted, is reasonably likely to be consummated on a timely basis and is more favorable from a financial point of view to our stockholders, which we sometimes refer to as a “superior proposal;”

•	our board of directors concludes in good faith (after consultation with our outside legal counsel and financial advisor) that failure to engage in negotiations or furnish nonpublic information would be reasonably likely to be inconsistent with its fiduciary obligations to our stockholders;

•	concurrently with providing nonpublic information to any third party, we give Parent written notice of our intention to furnish such information;

•	we receive from such third party an executed confidentiality agreement containing terms that are at least as restrictive as the terms in the confidentiality agreement between us and Vista Equity Partners, LLC;

•	concurrently with providing nonpublic information to any third party, we furnish Parent with the same information to the extent that it has not been previously furnished; and

•	prior to engaging in negotiations with a third party, we give parent five business days’ prior written notice of our intention to enter into such negotiations.

If we receive a superior proposal, our board of directors may withhold, withdraw, amend or modify its recommendation to our stockholders in favor of the merger agreement and the merger, and in the case of a superior proposal that is a tender or exchange offer, our board of directors may recommend that our stockholders accept such tender or exchange offer, provided that:

•	a third party acquisition proposal that constitutes a superior proposal has been made and not been withdrawn;

•	our stockholders have not already voted to approve and adopt the merger agreement and approve the merger as discussed in this proxy statement;

•	we give Parent five business days’ prior notice that:

•	our board of directors has received a superior proposal which has not been withdrawn;

•	to the extent we are able to do so without violating a confidentiality agreement:

•	the material terms and conditions of such superior proposal;

•	the identity of the third party making the superior proposal;

•	the specific value in financial terms that our board of directors has, after consultation with our financial advisor, determined in good faith should be ascribed to any non-cash consideration offered in such superior proposal; and

•	our board of directors intends to change its recommendation to our stockholders with respect to the merger and merger agreement;

•	we have made available to Parent to the extent that it has not been previously furnished all nonpublic information made available to the third party making the superior proposal; and

•	we have not breached in any material respect the provisions discussed in this “Acquisition Proposals” section and the corresponding Section 8.2 of the merger agreement.

During the five day notice period discussed in the third bullet of this paragraph, Parent has the right to offer to adjust the terms and conditions of the merger agreement and the merger by tendering to us a new proposal for such terms and conditions.

Employee Benefits

Parent has agreed to continue the employment of each of our employees and the employees of our subsidiaries who are employed on the closing date at the same wage and salary levels in effect on that date, provided that, subject to applicable law and the honoring of existing employment agreements, nothing will limit the right of Parent to terminate our employees or the employees of our subsidiaries after the closing date. For a period of 12 months after the effective time of the merger, Parent will cause Indus and its subsidiaries to continue to provide benefits which are substantially equivalent in the aggregate to those benefits provided by our or our subsidiaries’ employee benefit plans in existence immediately prior to closing. Additionally, for 12 months after the effective time of the merger, Parent will provide generally to our officers and employees and the officers and employees of our subsidiaries severance benefits in accordance with the policies and practices in effect as of October 20, 2006.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its, and cause its subsidiaries to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger as soon as reasonably practicable. Among other things, each party has committed to use its reasonable best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the merger and to defend any litigation seeking to enjoin, prevent or delay the merger or seeking material damages. Additionally, we have agreed to provide, and to cause our subsidiaries and representatives to provide, reasonable cooperation and assistance reasonably requested by Parent in connection with the financing of the merger. Parent will reimburse us for reasonable and documented out-of-pocket costs incurred by us or our subsidiaries in connection with such cooperation. Parent has agreed to use its reasonable best efforts to arrange for the financing on the terms and conditions described elsewhere herein.

Conditions to the Merger

The consummation of the merger is subject to certain conditions contained in the merger agreement. If those conditions are not satisfied or waived, either we or Parent and Merger Sub would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

Conditions to the obligations of all parties to complete the merger include:

•	stockholders holding at least a majority of our outstanding common stock entitled to vote at the special meeting must have adopted the merger agreement and approved the merger as and to the extent required by law, by the provisions of any governing instruments, and by the rules of Nasdaq;

•	the parties must have obtained or made all consents of, filings and registrations with and notifications to, all regulatory authorities required to consummate the merger, except for consents, filings, registrations and notifications which, if not obtained or made, would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on us; and

•	no court or governmental or regulatory authority has enacted, issued, promulgated, enforced or entered any law or order or taken any other action which prohibits, restricts or makes illegal the consummation of the merger.

Conditions to Parent’s obligation to complete the merger include:

•	as of both the date of the merger agreement and the effective time of the merger, certain of our representations must be true and correct, except for inaccuracies that are de minimus in amount, others of our representations and warranties must be true and correct in all material respects, and there must not be any inaccuracies in any of our representations or warranties (without regard to any materiality or “material adverse effect” qualifier(s) contained in any and each such representation and warranty) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on us;

•	we must have in all material respects performed and complied with all of our agreements and covenants set forth in the merger agreement and other agreements contemplated therein prior to the effective time of the merger;

•	the holders of not more than 10% of our outstanding common stock shall have exercised appraisal rights in accordance with Delaware law and have not otherwise withdrawn or otherwise lost their respective appraisal rights; and

•	we must deliver certain other documents and certificates.

Conditions to our obligation to complete the merger include:

•	as of both the date of the merger agreement and the effective time of the merger, there must not be any inaccuracies in any of Parent’s or Merger Subs’s representations or warranties (without regard to any materiality or “material adverse effect” qualifier(s) contained in any and each such representation and warranty) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Parent;

•	Parent and Merger Sub must have in all material respects performed all of their agreements and covenants set forth in the merger agreement and other agreements contemplated therein prior to the effective time of the merger; and

•	Parent must deliver certain other documents and certificates.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, by written notice specifying the reason for such termination, in any of the following ways:

•	by mutual written consent duly authorized by our board of directors and the board of directors of Parent;

•	by either us or Parent if the merger is not consummated by February 28, 2007, if the failure to consummate the merger on or before such date is not caused by the party electing to terminate;

•	by either us or Parent in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, provided that:

•	the breach would permit such party to refuse to consummate the merger pursuant to the conditions discussed above with respect to the accuracy of the representations and warranties and performance and compliance with covenants and agreements;

•	if such breach is curable prior to February 28, 2007 through the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure such breach, then the non-breaching party may not terminate the merger agreement prior to 30 days following the receipt of written notice of such breach, provided that in the case of the failure of Parent to deposit into the exchange fund the aggregate merger consideration prior to the effective time of the merger, we may terminate the merger agreement immediately; and

•	the terminating party is not then in material breach of any covenant or other agreement in the merger agreement and has not willfully breached any of its representations and warranties contained in the merger agreement;

•	by either us or Parent in the event that any consent of any regulatory authority required to consummate the merger is denied by final nonappealable action of such authority or if such action is not appealed within the time limit for appeal, or if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and nonappealable;

•	by either us or Parent in the event that our stockholders do not adopt the merger agreement and approve the merger at the special meeting;

•	by Parent in the event that:

•	our board of directors makes a change of recommendation as discussed above; or

•	within ten business days after commencement of a tender or exchange offer for shares of our common stock that would constitute a third party acquisition proposal, our board of directors does not recommend against acceptance of such tender or exchange offer by our stockholders or takes no position with respect to such tender or exchange offer; or

•	by us if our board of directors makes a change of recommendation as discussed above, provided that we are not in material breach of any covenant or agreement contained in the merger agreement and we have not willfully breached any of the representations and warranties contained in the merger agreement.

If the merger agreement is terminated as described above, the merger agreement will become void and have no effect, except for provisions in the merger agreement regarding confidentiality of non-public information, payment of fees and expenses and, to the extent that the termination results from a willful breach by any party of the merger agreement, unless otherwise provided in the merger agreement.

Termination Fees and Expenses

The merger agreement provides that, in general, all direct costs and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such costs and expenses.

The merger agreement requires, however, that we pay Parent a termination fee of $6.8 million if:

•	Parent terminates the merger agreement as outlined above because our board of directors changes its recommendation in favor of the merger or fails to recommend against acceptance of a tender or exchange offer by our stockholders;

•	Parent terminates the merger agreement as outlined above because of a material breach of our covenants or obligations with respect to the nonsolicitation of third party acquisition proposals and requests for nonpublic information;

•	We terminate the merger agreement as outlined above because our board of directors changes its recommendation in favor of the merger; or

•	Parent terminates the merger agreement as outlined above because of our breach of a covenant or obligation under the merger agreement (other than our covenants and obligations relating to third party acquisition proposals), or either we or Parent terminates the merger agreement because our stockholders do not adopt the merger agreement and approve the merger and, in either case:

•	a third party acquisition proposal (generally involving the acquisition of at least 50% of the voting securities or assets of the Company) was publicly announced prior to the special meeting or the breach of our covenant or obligation;

•	such third party acquisition proposal was pending at the time of the special meeting; and

•	we consummate an acquisition with respect to such third party acquisition proposal within 12 months of the date of the termination of the merger agreement.

The merger agreement provides that we will pay Parent its documented, out-of-pocket expenses (up to $1 million), if:

•	Parent terminates the merger agreement as outlined above because of our breach of covenants or obligations under the merger agreement (other than our covenants and obligations relating to third party acquisition proposals); or

•	Either we or Parent terminates the merger agreement as outlined above because our stockholders do not adopt the merger agreement and approve the merger.

The merger agreement provides that Parent will pay us a termination fee equal to $11.4 million, which shall be our sole and exclusive remedy, if we terminate the merger agreement as outlined above because of Parent’s breach of its obligation under the merger agreement to deposit at the closing the aggregate merger consideration into the exchange fund with the paying agent and such failure is the result of a failure of Parent to receive the proceeds of the debt financing discussed under “Financing” below (other than as a result of Parent’s failure to satisfy the conditions for the debt financing solely due to a failure by Vista to fund its equity commitment).

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules and regulations promulgated thereunder required Indus and Parent to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. We and Parent filed our notification and report forms on October 30, 2006. We thereafter were required to wait for the expiration or early termination of the statutory waiting period before completing the merger. We and Parent received notice of the early termination of the statutory waiting period under the HSR Act on November 14, 2006.

Amendment and Waiver

Parent, Merger Sub and we may amend the merger agreement at any time. However, after our stockholders approve the merger agreement, no amendment may be made that reduces or modifies in any material respect the consideration to be received by our stockholders.

Each party to the merger agreement may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any default in the performance of the terms of the merger agreement, and waive compliance with any of the agreements or conditions in the merger agreement, except any condition which, if not satisfied, would result in a violation of law.

Financing

Debt Financing

Parent has obtained a binding financing commitment letter from Wells Fargo Foothill, Inc. pursuant to which, on the terms and conditions set forth therein, Wells Fargo has agreed to make a credit facility up to $125.0 million available to Parent to finance a portion of the merger consideration payable in connection with the merger, which we refer to as the WFF Facility.

The obligation of Wells Fargo to make the WFF Facility available to Parent is subject to a limited number of conditions including:

•	the absence since June 30, 2006 of any material adverse change to the financial position, business or results of operation of Indus;

•	the negotiation, execution and delivery of definitive loan documentation;

•	the absence of any material change or amendment to the terms of the merger agreement;

•	compliance with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and other customary background checks on senior management of Indus; and

The amount and availability of the WFF Facility are also subject to certain minimum combined EBITDA requirements for Indus and MDSI.

The Wells Fargo commitment letter provides that the definitive documentation will contain, among other things:

•	customary representations and warranties;

•	customary affirmative, negative and financial covenants; and

•	customary events of default.

These terms have not yet been agreed upon by Parent and Wells Fargo.

The Wells Fargo commitment letter will expire on February 28, 2007 if the merger has not been consummated by that date.

Equity Financing

Vista has entered into a binding equity commitment letter with Parent, which we refer to as the Equity Commitment Letter, pursuant to which Vista has agreed to provide funds to Parent in an amount which, together with the borrowings under the WFF Facility, will be sufficient to pay the merger consideration.

The obligation of Vista to make the equity investment in Parent is subject to:

•	the satisfaction of all conditions precedent to the closing of the merger; and

•	Wells Fargo making the WFF Facility available to Parent (unless the sole reason Wells Fargo does not make the WFF Facility available to Vista is the failure by Vista to pay its equity commitment).

Indus is an intended and direct third-party beneficiary to the Equity Commitment Letter and may directly enforce the Equity Commitment Letter as if it were a signatory thereto, including by way of specific performance.

Amendment to the Indus Rights Agreement

On January 25, 2005, Indus and Mellon Investor Services LLC, as rights agent, entered into a stockholder protection rights agreement to ensure that any strategic transaction undertaken by Indus would be one in which all stockholders receive fair and equal treatment and to guard against coercive and other abusive takeover tactics that might result in unequal treatment of Indus’s stockholders. On October 20, 2006, immediately prior to the execution of the merger agreement, our board of directors approved, and Indus and Mellon Investor Services LLC entered into, an amendment to the stockholder protection rights agreement. The amendment provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement.

MARKET PRICES OF THE COMPANY’S STOCK

Indus’s common stock is traded on the Nasdaq Global Market under the symbol “IINT.” The following table sets forth the high and low sales prices of the Company’s common stock for the periods indicated:

	High	Low

Fiscal Year ended March 31, 2005
First Quarter	$3.80	$1.91
Second Quarter	2.18	1.23
Third Quarter	2.19	1.41
Fourth Quarter	2.77	2.00
Fiscal Year ended March 31, 2006
First Quarter	$2.50	$1.89
Second Quarter	2.89	2.07
Third Quarter	3.28	2.46
Fourth Quarter	3.96	3.11
Fiscal Year ended March 31, 2007
First Quarter	$3.73	$2.56
Second Quarter	2.89	1.85
Third Quarter (through October 20, 2006)	2.75	2.30

On November 16, 2006, there were 222 holders of record of our common stock. Because many of the Company’s shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

The Company has not declared or paid any cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The Company anticipates that any future earnings will be retained to finance the continuing development of its business.

APPRAISAL RIGHTS

Under Delaware law, if you do not wish to accept the $3.85 per share cash payment provided for in the merger agreement, you have the right to seek appraisal of your shares of Indus common stock and to receive payment in cash for the fair value of your Indus common stock, as determined by a Delaware Court of Chancery. The “fair value” of your shares as determined by the Court of Chancery may be more or less than, or the same as, the $3.85 per share that you are entitled to receive under the terms of the merger agreement. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights. A copy of Section 262 is attached to this proxy statement as Annex C.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Indus’ notice to our stockholders that appraisal rights are available in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken, which must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock; and

•	you must not vote in favor of adoption of the merger agreement and approval of the merger.

If you fail to comply with either of these conditions and the merger is completed, then you will be entitled to receive payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock. Voting against or failing to vote for adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262. A vote in favor of the adoption of the merger agreement and approval of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

All demands for appraisal should be addressed to the General Counsel of Indus International, Inc., 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, before the vote on the merger is taken at the special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of our common stock for which appraisal is sought. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder of Indus must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, Indus, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Indus stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the payment specified by the merger agreement for that stockholder’s shares of our common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger, upon written request, will be entitled to receive from Indus, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger and the aggregate number of holders of shares for which demands for appraisal have been received.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Indus, as the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their fair value taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. If a selected public companies analysis is used as a methodology to appraise the shares, one factor the Court of Chancery may consider is an implicit minority discount as the implied equity values are based in part on stock market prices for minority shares. When the value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to the stockholders who exercised their appraisal rights.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of that stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $3.85 per share cash payment for shares of the stockholder’s Indus common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of Indus and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Indus is asking its stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger. We currently do not intend to adjourn our special meeting if there are sufficient votes to adopt the merger agreement and approve the merger. The proposal to adjourn our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Indus common stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The table below sets forth, as of November 16, 2006, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our executive officers named below; (iii) each director of the Company; and (iv) all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares, or within sixty days may have or share, voting power or investment power with respect to such shares. Shares of the Company’s common stock that will be issuable to the identified person or entity pursuant to stock options that are either immediately exercisable or exercisable within sixty days after November 16, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Because all Indus stock options will become fully exercisable immediately prior to the merger, we have treated all Indus stock options as being fully exercisable within sixty days of the date of this table. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The business address of each officer and director is c/o Indus International, Inc., 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

	Shares	Approximate
	Beneficially	Percentage of
Stockholder	Owned(1)	Ownership(1)

Columbia Wanger Asset Management, L.P.(2)	6,340,000	10.7%
Tocqueville Asset Management, L.P.(3)	3,298,160	5.6%
Paradigm Capital Management, Inc.(4)	3,185,600	5.4%
S Squared Technology, LLC(5)(6)	3,038,200	5.1%
Arthur W. Beckman(7)	488,249	*
Gregory J. Dukat(8)	1,682,000	2.8%
John D. Gregg (9)	76,277	*
Patrick M. Henn(10)	257,500	*
Joseph T. Trino(11)	355,000	*
Richard C. Cook(12)	81,703	*
Allen R. Freedman(13)	884,303	1.5%
Eric Haskell(14)	63,587	*
Kenneth G. Lawrence(15)	58,230	*
Thomas R. Madison, Jr.(16)	935,157	1.6%
Frederick J. Schwab(17)	86,703	*
All current directors and executive officers as a group (10 persons)	4,892,432	7.8%

*	Less than 1%

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Represents shares reported on Schedule 13G/A dated February 13, 2006, of which Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., its general partner, have shared voting and investment power. Columbia Acorn Trust has shared voting and investment power over 8.6% of the shares beneficially owned by WAM. The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)	Represents shares reported on Schedule 13G dated February 14, 2006. The address of Tocqueville Asset Management, L.P. is 40 West 57th Street, 19th Floor, New York, New York 10019.

(4)	Represents shares reported on Schedule 13G/A dated February 14, 2006. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

(5)	Represents shares reported on Schedule 13G/A dated February 9, 2006. S Squared Technology, LLC has sole voting and dispositive power over these shares. The address of S Squared Technology, LLC is 515 Madison Avenue, New York, NY 10022.

(6)	Includes 522,200 shares of Common Stock beneficially owned by S Squared Capital II Management, LLC, an affiliate of S Squared Technology, LLC.

(7)	For Mr. Beckman, includes 21,900 shares of restricted stock and 456,750 shares subject to options exercisable within 60 days of the date of this table.

(8)	For Mr. Dukat, includes 95,000 shares of restricted stock and 1,537,000 shares subject to options exercisable within 60 days of the date of this table.

(9)	For Mr. Gregg, includes 76,277 shares subject to options exercisable within 60 days of the date of this table. Mr. Gregg resigned his position with the Company effective October 31, 2006.

(10)	For Mr. Henn, includes 22,500 shares of restricted stock and 235,000 shares subject to options exercisable within 60 days of the date of this table.

(11)	For Mr. Trino, includes 25,000 shares of restricted stock and 330,000 shares subject to options exercisable within 60 days of the date of this table.

(12)	For Mr. Cook, includes 25,664 shares of restricted stock and 50,000 shares subject to options exercisable within 60 days of the date of this table.

(13)	For Mr. Freedman, includes 25,664 shares of restricted stock and 55,000 shares subject to options exercisable within 60 days of the date of this table. Also includes 725,600 shares held by Mr. Freedman and 72,000 shares held by Mr. Freedman’s wife. Mr. Freedman disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of all such shares owned by his wife.

(14)	For Mr. Haskell, includes 13,587 shares of restricted stock and 50,000 shares subject to options exercisable within 60 days of the date of this table.

(15)	For Mr. Lawrence, includes 49,301 shares of restricted stock.

(16)	For Mr. Madison, includes 25,664 shares of restricted stock and 869,727 shares subject to options exercisable within 60 days of the date of this table. Also includes 33,727 shares held by The Madison Family Trust. Mr. Madison disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of all such shares owned by the trust.

(17)	For Mr. Schwab, includes 25,664 shares of restricted stock and 55,000 shares subject to options exercisable within 60 days of the date of this table.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. Pending consummation of the merger, we do not intend to conduct any further annual meetings of stockholders.

If the merger is not consummated, our stockholders are permitted to submit proposals that they believe should be voted on at our 2007 annual meeting and recommend persons who they believe should be nominated for election to the board of directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2007 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices to the attention of our Secretary. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive all submissions no later than May 11, 2007. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate

Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals.

Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2007 annual meeting in our proxy statement under Rule 14a-8, but intends to nominate a person as a candidate for election to the board of directors, the stockholder may submit the proposal or nomination not less than 60 days or more than 90 days prior to the anniversary of the date on which we held the 2006 annual meeting, unless the date of the 2007 annual meeting is more than 30 days before or 60 days after (other than as a result of adjournment) the anniversary of the 2006 annual meeting. For our 2007 annual meeting, we must receive such proposals and nominations no earlier than July 25, 2007 and no later than August 24, 2007. If the date of the 2007 annual meeting is more than 30 days before or 60 days after (other than as a result of adjournment) the anniversary of the 2006 annual meeting, the stockholder must submit any such proposal or nomination not earlier than the close of business on the 90th day prior to the 2007 annual meeting and not later than the close of business on the later of the 60th day prior to the 2007 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Secretary at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

HOUSEHOLDING

The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and a single annual report to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant costs savings for us. To take advantage of this opportunity, we have delivered only one copy of this proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement, as requested, to a stockholder at a shared address to which a single copy of that document was delivered. If you prefer to receive, either now or in the future, separate copies of a proxy statement or an annual report or if you are now receiving multiple copies and prefer to receive a single copy, either now or in the future, you can submit your request by writing to us at the following address: Indus International, Inc., Attn: Gary Frazier, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339. Mr. Frazier’s telephone number is (770) 989-4188.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by us with the SEC are also available on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, as subsequently amended;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2006 and September 30, 2006; and

•	Our Current Reports on Form 8-K dated May 3, 2006, October 20, 2006 and October 31, 2006.

We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated November 17, 2006. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

Documents incorporated by reference are available from us without charge, excluding all exhibits. You may obtain documents incorporated by reference by requesting them in writing or by telephone at least five business days prior to the special meeting as follows:

Indus International, Inc.
Attn: Gary Frazier
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
(770) 989-4188

BY ORDER OF THE BOARD OF DIRECTORS,

Adam V. Battani
Secretary

Atlanta, Georgia
November 17, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FORTEZZA IRIDIUM HOLDINGS, INC.,
IRIDIUM MERGER SUB, INC.,
AND
INDUS INTERNATIONAL, INC.
Dated as of October 20, 2006

		Page

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		1
1.1	Merger	1
1.2	Time and Place of Closing	1
1.3	Effective Time	1
ARTICLE 2 TERMS OF MERGER		2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
2.3	Directors and Officers	2
ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF PARENT, THE COMPANY AND MERGER SUB		2
3.1	Conversion of Shares	2
3.2	Shares Held by the Company or Parent	2
3.3	Dissenting Stockholders	3
3.4	Stock Options	3
3.5	Stock Purchase Plan	3
ARTICLE 4 PAYMENT FOR SHARES		4
4.1	Procedures	4
4.2	Rights of Former Company Stockholders	5
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF COMPANY		5
5.1	Organization, Standing and Power	5
5.2	Authority; No Breach By Agreement	6
5.3	Capital Stock	6
5.4	Company Subsidiaries	7
5.5	SEC Filings; Financial Statements	7
5.6	Absence of Undisclosed Liabilities	8
5.7	Absence of Certain Changes or Events	8
5.8	Tax Matters	8
5.9	Assets	9
5.10	Owned Real Property; Leased Real Property	10
5.11	Intellectual Property	10
5.12	Environmental Matters	12
5.13	Compliance with Laws	13
5.14	Labor Relations	13
5.15	Employee Benefit Plans	13
5.16	Material Contracts	15
5.17	Legal Proceedings	16
5.18	Insurance	16
5.19	State Takeover Laws	16
5.20	No Brokers	16
5.21	Transactions with Certain Persons	17
5.22	Rights Agreement	17
5.23	Opinion of Financial Advisor	17
5.24	Board Recommendation	17

A-i

		Page

5.25	Charter Provisions	17
5.26	Information to be Supplied	17
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		18
6.1	Organization, Standing and Power	18
6.2	Authority; No Breach By Agreement	18
6.3	Legal Proceedings	19
6.4	Financing	19
6.5	Stock Ownership	19
6.6	No Brokers	19
6.7	Information to be Supplied	19
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		20
7.1	Affirmative Covenants of the Company	20
7.2	Negative Covenants of the Company	20
7.3	Affirmative Covenants of Parent	22
7.4	Adverse Changes in Condition	22
7.5	Reports	22
7.6	No Control Over Other Party’s Business	22
ARTICLE 8 ADDITIONAL AGREEMENTS		22
8.1	Proxy Statement; Stockholder Approval	22
8.2	Other Offers	23
8.3	Antitrust Notification; Consents of Regulatory Authorities	25
8.4	Filings with State Offices	25
8.5	Agreement as to Efforts to Consummate	26
8.6	Investigation and Confidentiality	27
8.7	Press Releases	27
8.8	State Takeover Laws	27
8.9	Charter Provisions	27
8.10	Rights Agreement	28
8.11	Employee Benefits and Contracts	28
8.12	Indemnification	28
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		29
9.1	Conditions to Obligations of Each Party	29
9.2	Conditions to Obligations of Parent	30
9.3	Conditions to Obligations of the Company	31
ARTICLE 10 TERMINATION		31
10.1	Termination	31
10.2	Effect of Termination	32
10.3	Non-Survival of Representations and Covenants	32
ARTICLE 11 MISCELLANEOUS		33
11.1	Definitions	33
11.2	Expenses	40
11.3	Entire Agreement	41
11.4	Amendments	42
11.5	Waivers	42

A-ii

		Page

11.6	Assignment	42
11.7	Notices	42
11.8	Governing Law	43
11.9	Counterparts	44
11.10	Captions; Articles and Sections	44
11.11	Interpretations	44
11.12	Enforcement of Agreement	44
11.13	Severability	44
11.14	Waiver of Jury Trial	44
11.15	Disclosure Memorandum	44

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 20, 2006 by and among FORTEZZA IRIDIUM HOLDINGS, INC. (“Parent”), a Delaware corporation; IRIDIUM MERGER SUB, INC. (“Merger Sub”), a Delaware corporation; and INDUS INTERNATIONAL, INC. (the “Company”), a Delaware corporation.

Preamble

The respective Boards of Directors of Parent and Merger Sub have each approved the transactions described herein subject to the conditions set forth herein in accordance with the DGCL. This Agreement provides for the business combination between Parent and the Company pursuant to the merger of Merger Sub with and into the Company, with the Company as the surviving entity. At the effective time of such Merger, the outstanding shares of the capital stock of the Company shall be converted into the right to receive a cash payment from Parent.

The Board of Directors of the Company (i) has determined that the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) has adopted this Agreement and approved the transactions contemplated hereby and (iii) has voted to recommend that the Company’s stockholders approve this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”) with the effect provided for therein. The separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation resulting from the Merger, shall become a wholly owned Subsidiary of Parent, shall continue to be governed by the Laws of the State of Delaware and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Sub and Parent and by Parent, as the sole stockholder of Merger Sub.

1.2	Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. as promptly as practicable following (but in no event later than the fifth business day following) the satisfaction of the conditions set forth in Article 9 of this Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing). The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3	Effective Time.

On the Closing Date and subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall cause the Certificate of Merger (the “Certificate of Merger”) reflecting the Merger to be filed with the Secretary of State of the State of Delaware (the time the Certificate of Merger is duly filed with the Secretary of State of Delaware shall be the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1	Certificate of Incorporation.

The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed thereafter.

2.2	Bylaws.

The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed thereafter.

2.3	Directors and Officers.

The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
PARENT, THE COMPANY AND MERGER SUB

3.1	Conversion of Shares.

Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity which shall be treated in accordance with Section 3.2 and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a cash payment in the amount of $3.85 (the “Merger Consideration”), without interest thereon, less any applicable withholding of Taxes, upon the surrender of the certificate formerly representing such share (or the documents required by Section 4.1 for a lost, stolen, mislaid or destroyed certificate), in each case, in the manner provided in Article 4.

3.2	Shares Held by the Company or Parent.

Each share of Company Common Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3	Dissenting Stockholders.

(a) Any holder of shares of Company Common Stock who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL (the “Dissenting Stockholders”) shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any such Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares of Company Common Stock (“Dissenting Common Shares”), Parent or the Surviving Corporation shall issue and deliver the consideration to which such Dissenting Stockholder is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the Dissenting Common Shares held by such holder.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served on or otherwise received by the Company pursuant to the DGCL relating thereto, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.4	Stock Options.

(a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each option, stock appreciation right, or other Equity Right to purchase shares of Company Common Stock (“Company Options”) granted by the Company under the Company Stock Plans and outstanding at the Effective Time, shall become fully vested and exercisable immediately prior to the Effective Time. Holders of the Company Options shall be given the opportunity to exercise their Company Options, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Option pursuant to Section 3.1.

(b) At the Effective Time, each Company Option which is not exercised in accordance with Section 3.4(a) shall be canceled in exchange for a cash payment by the Surviving Corporation for each share of Company Common Stock subject to such Company Option (“Option Settlement Payment”) equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of Company Common Stock subject to such Company Option. At the Effective Time, each such Company Option shall no longer represent the right to purchase shares of Company Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment referred to above. Option Settlement Payments will be made by the Surviving Corporation within ten (10) business days after the Effective Time.

(c) Prior to the Effective Time, the Company shall take such actions as may be necessary in respect of the foregoing to satisfy the requirements of Rule 16b-3(e) under the Exchange Act.

3.5	Stock Purchase Plan.

Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”) to provide that (a) the Purchase Date for the Offering Period (as such terms are defined in the ESPP) that is in effect as of the date of the Effective Time shall occur on or before the last trading day prior to the Effective Time, (b) all Company Options issued and outstanding under the ESPP on such Purchase Date will be automatically exercised on such Purchase Date, and (c) the shares of Company Common Stock issued pursuant to the exercise of such Company Options shall be treated in the manner described in Section 3.1.

ARTICLE 4

PAYMENT FOR SHARES

4.1	Procedures.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to make the payments of the funds to which holders of shares of Company Common Stock shall be entitled pursuant to Section 3.1 and Parent shall enter into an agreement with the Paying Agent to provide for the foregoing on terms reasonably acceptable to the Company. At the Closing, prior to the Effective Time, but after the satisfaction of the conditions set forth in Sections 9.1 and 9.2 (or the waiver of such conditions by Parent pursuant to Section 11.5(a)), Parent shall deposit by wire transfer of immediately available funds, in trust with the Paying Agent in an account specified by the Paying Agent (the “Exchange Fund”) for the benefit of the holders of Company Common Stock, cash in an aggregate amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration (the “Aggregate Merger Consideration”). Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time (the “Certificates”) whose shares were converted pursuant to Article 3 to the right to receive the Merger Consideration, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificate or Certificates of Company Common Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the Merger Consideration related thereto may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the consideration provided in Article 3.

(b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificates (less any amounts deducted pursuant to Section 4.1(c)). The Paying Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or the documents required by Section 4.1(a) for a lost, stolen, mislaid or destroyed Certificate) for exchange as provided in this Section 4.1.

(c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holders of Company Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or holders of Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(d) At any time following 270 days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) remaining in the Exchange Fund which has not been disbursed to holders of Certificates as of such time, and thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any applicable Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon; provided that such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable laws. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Regulatory Authority shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2	Rights of Former Company Stockholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. No interest will be paid or accrue in any respect on any cash payable upon surrender of any Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1	Organization, Standing and Power.

The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its and its Subsidiaries’ business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation and bylaws of the Company have been made available to Parent for its review and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto.

5.2	Authority; No Breach By Agreement.

(a) The Company has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as contemplated by Section 8.1, which is the only stockholder approval required for the approval and adoption of this Agreement and consummation of the Merger by the Company. Assuming that this Agreement is a legal, valid and binding obligation of Parent and Merger Sub, this Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2 of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Company Contract or Permit of any Company Entity, or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets, where in the case of (ii) or (iii), such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of the Nasdaq, and other than Consents required under the HSR Act or any foreign competition, antitrust, investment or similar Laws, no material notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 59,129,086 shares are issued and outstanding as of the date of this Agreement (including the shares of restricted stock described below), and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued and outstanding and are fully paid and nonassessable. There are 10,492,775 Company Options (other than Company Options under the ESPP) issued and outstanding as of the date hereof, 362,907 shares of restricted Company Common Stock issued and outstanding as of the date hereof and no more than 100,000 shares of Company Common Stock to be issued on the Purchase Date (as defined in the ESPP) for the current Offering Period (as defined in the ESPP) in accordance with the terms and conditions of the ESPP. The weighted average strike price of all Company Options issued and outstanding as of the date hereof is $2.924. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past stockholders of the Company.

(b) Except as set forth in Section 5.3(a) or the Company Rights Agreement or as disclosed in Section 5.3(b) of the Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding Equity Rights relating to the capital stock of the

Company. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of the Company.

5.4	Company Subsidiaries.

The Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Company Disclosure Memorandum, the Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except as set forth in Section 5.4 of the Company Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Company Subsidiary that is a corporation held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each Company Subsidiary is validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted, except where the failure of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.5	SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all SEC Documents required to be filed or furnished by the Company since December 31, 2003 (the “Company SEC Reports”). The Company SEC Reports (i) at the time filed or furnished, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.

(b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or, in the case of those Company SEC Reports filed after the date of this Agreement but prior to the Effective Time, will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

5.6	Absence of Undisclosed Liabilities.

Except as set forth in Section 5.6 of the Company Disclosure Memorandum, no Company Entity has any Liabilities, except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of the Company as of March 31, 2006, included in the Company Financial Statements or reflected in the notes thereto, (ii) Liabilities incurred in the ordinary course of business since March 31, 2006, (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated herein, or (iv) Liabilities which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.7	Absence of Certain Changes or Events.

Since March 31, 2006, except as disclosed in the Company Financial Statements or as disclosed in Section 5.7 of the Company Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since March 31, 2006 and except as disclosed in Section 5.7 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has taken any actions referred to in Section 7.2(a), (b), (f), (h) or (j) (excluding amendments to Tax Returns that are not material) except as explicitly permitted hereby.

5.8	Tax Matters.

(a) Except as disclosed in Section 5.8 of the Company Disclosure Memorandum, all Company Entities have timely filed (taking into account any valid extension of time within which to file) with the appropriate Taxing authorities all income and other material Tax Returns required to be filed, and such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable laws. All Taxes of the Company Entities that have become due or payable (whether or not shown on any Tax Return) have been fully and timely paid (other than Taxes for which proper accruals pursuant to GAAP have been established in the Company’s Financial Statements). There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities. No material foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company Entity.

(b) None of the Company Entities has received any written notice of a material assessment or a material proposed assessment in connection with any Taxes, and there are no, to the Knowledge of Company, threatened or pending material disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the Assets of any Company Entity. None of the Company Entities (i) has waived any statute of limitations in respect of any material Taxes, (ii) has agreed to a material Tax assessment or deficiency or (iii) is currently the beneficiary of any extension of time within which to file any material Tax Return or an extension of time with respect to a Tax assessment or deficiency.

(c) Each of the Company Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) Except as disclosed in Section 5.8(d) of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by contract or otherwise.

(e) None of the Company Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) None of the Company Entities has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii).

(g) None of the Company Entities have engaged in any listed or reportable transaction within the meaning of Sections 6011 and 6012 of the Code.

(h) Each Company Entity has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(i) None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law).

(j) Except as disclosed in Section 5.8(j) of the Company Disclosure Memorandum, none of the Company Entities are a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

5.9	Assets.

(a) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements, the Company Entities have good and marketable title, free and clear of all Liens except for Permitted Liens, to all of their respective material Assets. All material Assets used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices.

(b) All Assets which are material to the Company’s business on a consolidated basis, held under leases or subleases by any of the Company Entities (whether as lessor or as lessee), are held under legal, binding and valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(c) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities in all material respects as presently conducted.

5.10	Owned Real Property; Leased Real Property.

(a) Section 5.10(a) of the Company Disclosure Memorandum contains a true and correct list of each parcel of Owned Real Property. Except as disclosed in Section 5.10(a) of the Company Disclosure Memorandum, (i) the Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens; (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 5.10(b) of the Company Disclosure Memorandum contains a true and correct list of each parcel of Leased Real Property and a true and complete list of all Real Property Leases for each such Leased Real Property. Each Real Property Lease is in full force and effect and, except as set forth in Section 5.10(b) of the Company Disclosure Memorandum, there is no existing material Default by the Company or, to the Knowledge of the Company, any other party to such Real Property Leases. Except as described in Section 5.10(b) of the Company Disclosure Memorandum, (i) the Company’s interest in the Real Property Leases is free and clear of any Liens other than Permitted Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by the Company or any Company Subsidiary; (ii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iii) neither the Company nor any Company Subsidiary owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to such Real Property Lease; and (iv) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

5.11	Intellectual Property.

(a) Internal Use Intellectual Property.

(i) Section 5.11(a) of the Company Disclosure Memorandum sets forth a true and complete list of the Licensed Internal Use IP (other than Off-the-Shelf Software).

(ii) Except as set forth in Section 5.11(a) of the Company Disclosure Memorandum, the Company or a Company Subsidiary owns, free and clear of all Liens, the entire right, title and interest in and to the Company Internal Use IP or has the right to use the Licensed Internal Use IP pursuant to a valid and enforceable license. Neither the Company nor any Company Subsidiary is in breach of any IP Agreement regarding any Company Internal Use IP or Licensed Internal Use IP. The Company Entities have taken all actions necessary or commercially reasonable to maintain and protect the Company Internal Use IP.

(iii) The Company Internal Use IP, and, to the Knowledge of the Company, the Licensed Internal Use IP, does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property Rights. Except as disclosed in Section 5.11(a) of the Company Disclosure Memorandum, (A) no proceedings or other claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary based upon, challenging the use, ownership, enforceability or validity of, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Internal Use IP, and, to the Knowledge of the Company, there is no reasonable basis for any such claim and (B) to the Knowledge of the Company, no proceedings or other claims have been asserted or are pending or threatened against the Company or any Company Subsidiary based upon, challenging the use, ownership, enforceability or validity of, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Licensed Internal Use IP. Except as disclosed in Section 5.11(a) of the Company Disclosure Memorandum and to the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the

Company Internal Use IP or Licensed Internal Use IP. Subject to any transfer restrictions that may be in the IP Agreements and that are identified in Section 5.11(a) of the Company Disclosure Memorandum, the Company Internal Use IP shall be owned and the Licensed Internal Use IP shall be available for use by the Company or any Company Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or any Company Subsidiary owned the Company Internal Use IP or used the Licensed Internal Use IP immediately prior to the Closing.

(b) Customer Product Intellectual Property.

(i) Section 5.11(b) of the Company Disclosure Memorandum sets forth a true and complete list of the Licensed Customer Product IP.

(ii) Except as set forth in Section 5.11(b) of the Company Disclosure Memorandum, the Company or a Company Subsidiary is the owner of, free and clear of all Liens, the entire right, title and interest in and to the Company Customer Product IP, or has the right to use the Licensed Customer Product IP pursuant to a valid and enforceable license. Except as set forth in Section 5.11(b) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary is in breach of any IP Agreement regarding any Company Customer Product IP or Licensed Customer Product IP. The Company Entities have taken all actions necessary or commercially reasonable to maintain and protect the Company Customer Product IP.

(iii) Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum, the Company Customer Product IP does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property Rights. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum, no proceedings or other claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary: (x) based upon, challenging the use, ownership, enforceability or registerability, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Customer Product IP; or (y) alleging that any Customer Products licensed by Company or any Company Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property Right of any third party, and, to the Knowledge of the Company, there is no reasonable basis for any such claim. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum and to the Knowledge of the Company, no proceedings or other claims have been asserted or are pending or threatened against the Company or any Company Subsidiary: (A) based upon, challenging the use, ownership, enforceability or registerability, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Licensed Customer Product IP; or (B) alleging that the Company’s Licensed Customer Product IP currently used in connection with the Customer Products is being licensed or sublicensed to the Company or any Company Subsidiary in conflict with the terms of any license or other agreement, and, to the Knowledge of the Company, there is no reasonable basis for any such claim. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum and to the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Customer Product IP or the Licensed Customer Product IP. Subject to any transfer restrictions that may be in the IP Agreements and that are identified in Section 5.11(b) of the Company Disclosure Memorandum, the Company Customer Product IP shall be owned and the Licensed Customer Product IP shall be available for use by the Company or any Company Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or any Company Subsidiary owned the Company Customer Product IP or used the Licensed Customer Product IP immediately prior to the Closing.

(c) The Company Internal Use IP, the Licensed Internal Use IP, the Company Customer Product IP and the Licensed Customer Product IP constitute all Intellectual Property Rights used in the business of the Company Entities.

(d) Section 5.11(d) of the Company Disclosure Memorandum sets forth the following Intellectual Property Rights owned by the Company or a Company Subsidiary: (A) patents and patent applications, (B) registrations and applications for registration of Trademarks, (C) registrations and applications for registrations of copyrights and (D) Software owned and/or developed by the Company. All of the Intellectual

Property Rights set forth at Section 5.11(d) of the Company Disclosure Memorandum pursuant to items (A), (B) and (C) of the foregoing sentence, except for Trademarks shown as not in use, are valid and subsisting and in full force and effect.

(e) Except as disclosed in Section 5.11(e) of the Company Disclosure Memorandum, every former or current employee or consultant of any Company Entity is a party to a Contract which requires such employee or consultant to assign any interest in any Intellectual Property Rights developed in the course of his or her employment or engagement with a Company Entity and to keep confidential any trade secrets, proprietary data, customer information or other business information of a Company Entity, and to the Knowledge of the Company no such employee is party to any Contract with any Person other than a Company Entity which requires such employee to assign any interest in any Intellectual Property Rights to any Person other than a Company Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Company Entity.

(f) The computer systems, including the Software, firmware, hardware, networks, interfaces and related systems owned or used by the Company or any Company Subsidiary in the conduct of its business (collectively, “Systems”) are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices.

(g) The Company is under no obligation pursuant to the terms of any “open source” license to which the Company is subject to disclose, license or distribute the source code for any Company Product.

(h) No source code for any Company Product has been delivered, licensed, or made available by the Company to any other Person other than to customers, contractors or partners of a Company Entity or escrow agents engaged for the benefit of such customers (i) in the ordinary course of business and (ii) pursuant to a written Contract that requires the recipient of the source code to take reasonable measures to protect the confidentiality of the Company Product and refrain from using the Company Product other than for its internal business purposes.

5.12	Environmental Matters.

Except as described in Section 5.12 of the Company Disclosure Memorandum or as would not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Entity has at all times within the past five years complied with and is in compliance with all Environmental Laws; (b) none of the properties currently owned, leased or operated by any Company Entity (including soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action, or is otherwise contaminated by Hazardous Materials (and no Company Entity or any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials) so as to give rise to any Liabilities, under applicable Environmental Laws; (c) to the Knowledge of the Company, none of the properties formerly owned, leased or operated by any Company Entity (including soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action, or is otherwise contaminated by Hazardous Materials (and no Company Entity or any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials) so as to give rise to any Liabilities, under applicable Environmental Laws; (d) no Company Entity has been notified that it is actually or potentially liable under or in violation of, or received any requests for information or other correspondence or written notice regarding potential Liability under, Environmental Laws, including for any contamination by Hazardous Materials; (e) no Company Entity requires any permits, licenses or other authorizations under any Environmental Law for the operation of its business or the occupation of the Owned Real Property or the Leased Real Property; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or Consent of Regulatory Authorities or third parties, pursuant to any applicable Environmental Law. The Company has furnished to Parent all material environmental audits, reports and other material environmental documents relating to the current operations or facilities of the Company Entities and their predecessors that are in its possession or under its reasonable control.

5.13	Compliance with Laws.

Each Company Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 5.13 of the Company Disclosure Memorandum, none of the Company Entities:

(a) is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

(c) since March 31, 2006, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority (i) asserting that any Company Entity is not, or may not be, in compliance with any material Laws or Orders, (ii) threatening to revoke any material Permits or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.14	Labor Relations.

Except as set forth in Section 5.14 of the Company Disclosure Memorandum, no Company Entity is the subject of any material Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state, provincial, municipal or non-U.S. Law) or other violation of state, federal labor, provincial, municipal or non-U.S. Law, or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Knowledge of Company, threatened and there has been no such actions or disputes in the past five years. Except as set forth in Section 5.14 of the Company Disclosure Memorandum or as required by Law, to the Knowledge of the Company, in the past five years, there have not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Memorandum or as required by applicable law, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any penalty, liability or severance obligation incurred by any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Memorandum, no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date for change of control payments or severance obligations.

5.15	Employee Benefit Plans

(a) Section 5.15(a) of the Company Disclosure Memorandum sets forth a list of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company

Entity or ERISA Affiliate thereof or under which the Company has any obligation or liability contingent or otherwise (collectively, the “Company Benefit Plans”).

(b) The Company has delivered or made available to Parent prior to the execution of this Agreement true and complete copies of the Employee Benefit Plans listed on Section 5.15 of the Company Disclosure Memorandum including (i) all trust agreements or other funding arrangements for such Employee Benefit Plans, (ii) the most recent determination letter and all rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”) or the United States Department of Labor (“DOL”) during this calendar year or any of the preceding two calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the two preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Company Benefit Plan is in compliance in all material respects with the terms of such Company Benefit Plan, in compliance in all material respects with the applicable requirements of the Internal Revenue Code and in compliance with the applicable requirements of ERISA. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the IRS that is still in effect, (ii) is entitled to rely on a current, favorable opinion letter issued by the IRS, or (iii) has a remedial amendment period that has not yet expired during which the Company may file for a favorable determination letter with respect to all provisions of such Company Benefit Plan and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification of any Company Benefit Plan. No Company Entity has received any communication (written or unwritten) from any Regulatory Authority questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. Within the past three calendar years, no Company Benefit Plan is or has been audited by a Regulatory Authority.

(d) There has been no written, or to the Company’s Knowledge, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Company Entity which is not in accordance with the written or otherwise preexisting material terms and provisions of such plans. Neither the Company nor, to the Knowledge of the Company, any employee of a Company Entity who is an administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any Company Entity or Parent to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no material unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no material action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.

(e) All Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Company Benefit Plans (as required by Law), and there have been no material changes in the information set forth therein.

(f) No Company Entity nor, to the Knowledge of the Company, any “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(g) No Company Entity or any of their ERISA Affiliates have ever sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Internal Revenue Code Section 414(j), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)).

The Company Entities and their ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA

(h) Except as disclosed in Section 5.15(h) of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans except (i) to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or state law or (ii) disability benefits under a welfare plan that is fully provided for by insurance. The Company Entities and their ERISA Affiliates have complied in all material respects with Internal Revenue Code Section 4980B of the Code.

(i) Except as disclosed in Section 5.15(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any person to any benefit under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

(k) All individuals participating in (or eligible to participate in) any Company Benefit Plan are common-law employees of a Company Entity.

(l) All contributions or premium payments required to be made to each Company Benefit Plan prior to the Effective Time have been made and all contributions or premium payments to any Company Benefit Plan that are not yet due prior to the Effective Time have been made or properly accrued.

5.16	Material Contracts.

Section 5.16 of the Company Disclosure Memorandum sets forth a list of the Contracts with the twenty (20) customers of the Company Entities with the highest recognized revenues and the twenty (20) customers of the Company Entities with the highest recognized maintenance revenues, in each case during the Company’s fiscal year 2006 (collectively, the “Material Customers”) and certain suppliers of the Company Entities (the “Material Suppliers”). Except as disclosed on Section 5.16 of the Company Disclosure Memorandum, since March 31, 2006, there has been no termination or cancellation of and, to the Knowledge of the Company, the Company has not received written notice specifying the intended termination or cancellation of, the Contracts with the Material Customers or the Material Suppliers. Except as disclosed in Section 5.16 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements, as of the date hereof, none of the Company Entities, nor any of their respective material Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $250,000; (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business); (iii) other than non-solicitation of employee provisions, any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (iv) any Contract to license to any third party (other than customers of the Company) rights to reproduce any product, service or technology or to sell or distribute any product, service or technology, or to use any Intellectual Property Rights, except agreements with (x) employee sales representatives, (y) distributors or non-employee sales representatives entered into in the ordinary course of business and cancelable without material penalty upon notice of 90 days or less and (z) companies for the license of Off-the-Shelf Software; (v) any dealer, distributor, joint marketing or development agreements currently in force under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without material penalty upon notice of 90 days or less, or any agreement pursuant to which the Company or any Company Subsidiary has an obligation to jointly develop any Intellectual Property; (vi) any Contract containing indemnification or guaranty of obligations of the Company or any Company Subsidiary, other than any Contract of indemnification or guarantee of obligations entered into in the ordinary course of business; and (vii) any other Contract or amendment thereto that would be required to be filed under Items 601(b)(4), (9) and (10) of Regulation S-K as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (together with all Contracts with Material Customers and Material Suppliers and Contracts referred to in Sections 5.10 and 5.15(a), the “Company Contracts”). With respect to each Company Contract and except as disclosed in Section 5.16 of the Company Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (C) no Company Entity has repudiated or waived any material provision of any such Contract; (D) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder; and (E) is valid and binding on the Company Entities party thereto and, to the Knowledge of the Company, each other Party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

5.17	Legal Proceedings.

Section 5.17 of the Company Disclosure Memorandum sets forth, as of the date hereof, a complete list of all Litigation instituted or pending, or, to the Knowledge of the Company, threatened against any Company Entity which could result in Liability in excess of $50,000 individually. There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor are there any Orders outstanding against any Company Entity that are reasonably like to have, individually or in the aggregate, a Company Material Adverse Effect.

5.18	Insurance.

Section 5.18 of the Company Disclosure Memorandum sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by the Company Entities. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, in each case, in all material respects; (ii) no Company Entity is in material breach or material Default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

5.19	State Takeover Laws.

Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).

5.20	No Brokers.

Except for the engagement letters between the Company and Credit Suisse Securities (USA) LLC and its Affiliates dated May 25, 2006 and September 29, 2006, no Company Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Company Entity is otherwise obligated to pay any such fee, commission or other payment, and the Company has no Knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

5.21	Transactions with Certain Persons.

Except as set forth on Section 5.21 of the Company Disclosure Memorandum or as disclosed in the Company SEC Reports, no officer, director or other Affiliate of the Company, nor any member of any such person’s immediate family, is presently a party to any material transaction or material Contract with any Company Entity other than employment-related agreements entered into in the ordinary course of business and customary indemnification obligations of the Company Entities under their respective certificates of incorporation or bylaws.

5.22	Rights Agreement.

The Company has taken all necessary action so that the entering into this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Company Rights under the Company Rights Agreement or enabling or requiring the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to be exercisable.

5.23	Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC or its Affiliate, dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

5.24	Board Recommendation.

The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that the transactions contemplated hereby, including the Merger, are advisable, are fair to and in the best interests of the stockholders and has adopted this Agreement, (ii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and approve the Merger and (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

5.25	Charter Provisions.

Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.26	Information to be Supplied.

None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting. The Proxy Statement when filed by the Company with the SEC or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1	Organization, Standing and Power.

Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of its jurisdiction of formation, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The certificate of incorporation and bylaws of each of Parent and Merger Sub have been made available to the Company for its review and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto.

6.2	Authority; No Breach By Agreement.

(a) Each of Parent and Merger Sub has the corporate power and authority necessary to execute, deliver and perform this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Sub. This Agreement represents a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

(b) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s certificate of incorporation or bylaws, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of any Parent Subsidiary (including Merger Sub), or (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required under the HSR Act, or any foreign competition, antitrust, investment or similar Laws, no material notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

6.3	Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, nor are there any Orders outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.4	Financing.

Parent has entered into a commitment letter with Wells Fargo Foothill, Inc. (“Debt Commitment Letter”) pursuant to which the debt financing sources have committed to provide Parent debt financing for purposes of consummating the transactions contemplated hereby and to pay all related fees and expenses. Parent has also entered into an equity commitment letter with Vista Equity Fund II, LP (“Holdings”) (the “Equity Commitment Letter”), pursuant to which Holdings has committed to provide funds to Parent that, together with the financing described in the Debt Commitment Letter, shall be sufficient to permit Parent and Merger Sub to pay the Aggregate Merger Consideration and aggregate Option Settlement Payments and pay all related fees and expenses. Parent has delivered true, correct and complete copies of the Debt Commitment Letter and the Equity Commitment Letter, dated as of the date hereof (collectively, the “Commitment Letters”) to the Company. There are no conditions precedent or other contingencies to obtaining the debt and equity financing contemplated by the Commitment Letters other than as expressly set forth therein. Each of the Commitment Letters, in the forms so delivered, is in full force and effect and has not been amended or terminated in any manner. Parent has taken all other actions required to cause the Debt Commitment Letter and the Equity Commitment Letter to be effective, and each of the Debt Commitment Letter and the Equity Commitment Letter is a valid and binding commitment of Parent and the financing sources party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a Default or breach on the part of Parent under any term or condition of the Commitment Letters. Parent is not aware of any fact, occurrence or condition that makes any of the assumptions, statements, representations or warranties therein inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Debt Commitment Letter or the Equity Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.

6.5	Stock Ownership.

Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

6.6	No Brokers.

Except for Vista Equity Partners, LLC, no Parent Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Parent Entity is otherwise obligated to pay any such fee, commission or other payment, and Parent has no knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.

6.7	Information to be Supplied.

None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1	Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular and ordinary course, (B) preserve intact its business organization, and (C) not take any action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2	Negative Covenants of the Company.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the certificate of incorporation, bylaws or other governing instruments of any Company Entity; or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $1,000,000 (for the Company Entities on a consolidated basis) or impose, or suffer the imposition, on any material Asset of any Company Entity of any material Lien (other than Permitted Liens) or permit any such Lien (other than Permitted Liens) to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum); or

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of any Company Entity; or

(d) except for this Agreement, or pursuant to the exercise of Company Options or the conversion of other convertible securities outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof or as revised pursuant to the terms of Section 3.4 of this Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant or other Equity Right; or

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another

Company Entity) or (ii) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) except as disclosed in Section 7.2(g) of the Company Disclosure Memorandum, grant any increase in compensation or benefits to the officers of the Company, except as required by Law; grant or pay any severance or termination pay or any bonus other than pursuant to past practices, written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of the Company; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except in accordance with past practice; or

(h) except as disclosed in Section 7.2(g) of the Company Disclosure Memorandum, enter into or amend any employment Contract between any Company Entity and any Person having a base salary thereunder in excess of $200,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered or Liability under Company severance policies and practices), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, amend any Tax Return or settle any Tax proceeding or audit; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Company Entity for money damages in excess of $100,000 or settle or commence any Litigation that places restrictions upon the operations of any Company Entity; or

(l) except in the ordinary course of business or as contemplated in Section 7.2(l) of the Company Disclosure Memorandum (x) enter into, modify, amend, renew or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $1,000,000 and excluding the customer maintenance Contracts described in (y)); (y) modify, amend, renew or terminate any customer maintenance Contract (other than amendments or renewals that are on terms no less favorable to the Company Entities, measured on an individual and not on an aggregate basis) or (z) waive, release, compromise or assign any material rights or claims; or

(m) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock; or

(n) write up, write down or write off the book value of any assets, individually or in the aggregate, of the Company and the Subsidiaries taken as a whole, in excess of $500,000, except for depreciation and amortization and impairment charges in accordance with GAAP consistently applied; or

(o) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Section 9.1 or Section 9.2 not being satisfied; or

(p) transfer, assign, license, abandon, permit to lapse or otherwise dispose of (other than registrations of Trademarks identified as not in use in Section 5.11 of the Company Disclosure Memorandum) any Intellectual Property Rights other than in the ordinary course of business.

7.3	Affirmative Covenants of Parent.

From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of the Company shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, Parent covenants and agrees that it shall not take any action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or (C) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Sections 9.1 or 9.3 not being satisfied.

7.4	Adverse Changes in Condition.

Each Party agrees to give written notice promptly (and in any event within two business days) to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same or (iii) would be reasonably likely to prevent or delay the consummation of the Merger. Each party agrees to give written notice to the other Party upon receiving any notice or other communications from any Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5	Reports.

Each of the Company and Parent shall use commercially reasonable efforts to file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed by the Company with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. As of their respective dates, such reports filed with the SEC will comply in all material respects with the applicable Securities Laws.

7.6	No Control Over Other Party’s Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries’ respective operations.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Proxy Statement; Stockholder Approval.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC, shall use its reasonable efforts to cause the Proxy Statement to be cleared by the SEC and thereafter mail the Proxy Statement and all other proxy materials required in connection with such meeting to its stockholders as soon as practicable; provided that the Proxy Statement shall in no event be filed later than the twentieth (20th) calendar day following the date hereof. The Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all comments from the SEC and responses thereto prior to their being filed with the SEC. In connection with the Proxy Statement, Parent shall furnish and shall cause its Subsidiaries and Affiliates to furnish to the Company all information concerning it and them that the Company may reasonably request in connection with the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent without the prior consent of the other Party, such consent not to be unreasonably withheld. Parent and the Company shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rule 14a-12.

(b) Except to the extent that the Company’s Board of Directors has made a Change in Recommendation as provided in Section 8.2(d), the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger (the “Company Stockholder Approval”) and such other related matters as it deems appropriate and shall use its reasonable efforts to obtain the Company Stockholder Approval. The Company shall give notice of the Stockholders’ Meeting within ten (10) calendar days of clearance of the Proxy Statement by the SEC.

(c) Except to the extent provided in Section 8.2(d): (i) the Board of Directors of the Company shall recommend that the Company stockholders vote in favor of the approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent or Merger Sub or the adoption of this Agreement, the recommendation of the Board of Directors that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger.

8.2	Other Offers.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry that constitutes or may reasonably be expected to lead to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in negotiations with any Person with respect to or providing for any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 8.2(d) and Section 10.1(g)); or (v) enter into any letter of intent or contract relating to any Acquisition Proposal or transaction contemplated thereby (except as permitted pursuant to Sections 8.2(d) and 10.1(g)). The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) As soon as reasonably practicable (and, in any event, within 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall, to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or “Group” (as such term is defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided from the Person making such Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall, to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), provide Parent as promptly as practicable (but in any event within 48 hours of receipt thereof) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments and copies of all correspondence and written materials reasonably relating to the Acquisition Proposal) of any such Acquisition Proposal, request or inquiry.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party, other than as a result of a violation of this Section 8.2, that (x) its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Proposal and (y) its Board of Directors has in good faith concluded (following receipt of the advice of its outside legal counsel and its financial advisor) that the failure to do any of the following would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement; (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent five (5) business days’ prior written notice of its intention to enter into negotiations with such third party.

(d) In response to the receipt of a Superior Proposal, the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met: (i) an Acquisition Proposal that constitutes a Superior Proposal with respect to the Company has been made and has not been withdrawn; (ii) the Company Stockholder Approval has not been obtained; (iii) it shall have (A) provided to Parent five (5) business days’ prior written notice (a “Competing Notice”) which shall state expressly (1) that it has received an Acquisition Proposal that constitutes a Superior Proposal, (2) to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), the material terms and conditions of such Acquisition Proposal and the identity of the Person or Group making such Acquisition Proposal (including specifying the value in financial terms that the Board of Directors (or special committee thereof) of the Company has, after consultation with financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under such Acquisition Proposal), and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) made available to Parent all nonpublic information (to the extent such nonpublic information has not been previously so furnished) made available to the Person or Group making such Acquisition Proposal in connection with such Acquisition Proposal; (iv) it shall not have breached in any material respect any of the provisions set forth in this Section 8.2; it being understood and agreed that any material amendment or modification of such Acquisition Proposal shall result in such Acquisition Proposal being deemed a new Acquisition Proposal for which a two (2) business day period following a new Competing Notice shall be required under this Section 8.2(d); provided, that Parent shall have the right during the initial five (5) business day period or any subsequent two (2) business day period after receipt of the Competing Notice to offer to adjust the terms and conditions of this Agreement and the transactions contemplated hereby by tendering to the Company a new proposal for such terms and conditions.

(e) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement.

8.3	Antitrust Notification; Consents of Regulatory Authorities.

(a) To the extent required by the HSR Act, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

(b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

(c) Notwithstanding anything else contained in this Section 8.3 to the contrary, Parent will not be required to cause MDSI Mobile Data Solutions, Inc. (Canada) and its Subsidiaries and Affiliates to sell or dispose of a material portion of the consolidated Assets of it, its Subsidiaries and Affiliates taken as a whole, in order to comply with the provisions of this Section 8.3.

8.4	Filings with State Offices.

Upon the terms and subject to the conditions of this Agreement, Parent, the Company and Merger Sub shall execute and file the Certificate of Merger and, if required, a copy of this Agreement with the Secretary of State of the State of Delaware in connection with the Closing.

8.5	Agreement as to Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

(b) Without limiting the generality of Section 8.5(a), each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages; provided, however, that no Party hereto shall be obligated to agree to proffer to, divest or hold separate, or enter into any license or similar agreement with respect to any of its material Assets or its business.

(c) Without limiting the generality of Section 8.5(a), the Company shall and shall cause each of the Company Entities and each of their Representatives to provide all reasonable cooperation and assistance reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement including using their respective reasonable best efforts to cause appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents or other definitive financing documents and to assist in obtaining other customary items required to satisfy any closing conditions in the Debt Commitment Letter and related definitive documentation; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing prior to the Effective Time. Parent shall, upon the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10.1, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries) (“Financing Assistance Costs”). All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 8.5(c) shall be kept confidential in accordance with the Confidentiality Agreement.

(d) Parent shall use its reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements. In the event that all conditions to the Commitment Letters (other than the availability or funding contemplated by the Equity Commitment Letter) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such financing under the Commitment Letters to fund such financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such financing to fund such financing). In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms substantially similar to those contained in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the commitment letter evidencing such debt commitments shall also be referred to herein as a “Debt Commitment Letter”). Notwithstanding the foregoing, Parent shall deliver a copy of any proposed amendment to a Commitment Letter to the Company not less than two (2) business days prior to the proposed execution of same. Parent shall not enter into any amendment, modification or supplement to a Commitment Letter without the prior written consent of the Company to the extent that such amendment, modification, or supplement imposes additional conditions precedent to the funding obligations thereunder or reduces the amount of the financing committed thereunder. Parent shall keep upon request the Company reasonably apprised of material developments relating to the equity and debt financings and Commitment Letters.

8.6	Investigation and Confidentiality.

(a) Prior to the Effective Time, the Company shall keep Parent advised of all material developments relevant to its business and to consummation of the Merger and shall permit Parent to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Parent reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly upon the written request of the other Party or Parties hereto return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) From the date hereof until the Effective Time or the earlier termination of this Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of the Subsidiaries to, afford to the Representatives of Parent, during normal business hours in a manner so as not to have interfered with the normal business operations of the Company or its Subsidiaries, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives.

(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

8.7	Press Releases.

Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to comply with applicable Law.

8.8	State Takeover Laws.

Each Company Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.9	Charter Provisions.

Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

8.10	Rights Agreement.

The Company shall take all necessary action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Company Rights under the Company Rights Agreement or enabling or requiring the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to become exercisable.

8.11	Employee Benefits and Contracts.

Parent will continue the employment of each employee of the Company Entities who was employed on the date immediately prior to the Closing Date (the “Continuing Employees”) at the same wage and salary levels as in effect thereon; provided, that, subject to applicable Law, nothing in this Agreement shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employees at any time; provided, further that nothing in this Agreement shall impact the rights of the Continuing Employees under separate agreements related to their employment. For the period of 12 months from the Effective Time, Parent will cause each of the Company Entities to continue to provide the Continuing Employees with benefits which are the same or substantially equivalent in the aggregate to those benefits provided to the Continuing Employees pursuant to the Employee Benefit Plans of the Company Entities in existence immediately prior to Closing so long as such Continuing Employees are employed by the Company Entities; provided, that subject to the foregoing, nothing herein shall prevent the amendment or termination of any Employee Benefit Plan as is necessary to conform with applicable Law or interfere with Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law. For a period of 12 months after the Effective Time, Parent shall provide generally to officers and employees of the Company Entities severance benefits in accordance with the policies and practices of the Company as disclosed in Section 8.11 of the Company Disclosure Memorandum. Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts between any Company Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

8.12	Indemnification.

(a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of the Company or, at the Company’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by the Company’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall promptly direct that the determination of any such approval shall be made by the Surviving Corporation’s outside counsel, such determination to be made in good faith and to not be unreasonably withheld or delayed.

(b) Parent shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Parent or the Surviving Corporation shall not be required to pay an annual premium for such liability insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement (which premium the Company represents and warrants to be $500,200 for the 12 month period ended June 24, 2007) and if the annual premium exceeds such amount, Parent or the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly provide written notice thereof to Parent and the Surviving Corporation. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (x) Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (y) the Indemnified Parties will cooperate in the defense of any such Litigation; and (z) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or the Company’s certificate of incorporation or bylaws.

(d) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1	Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq.

(b) Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for Consents, filings, registrations or notifications, which, if not obtained or made, would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Legal Proceedings.  No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the Merger.

9.2	Conditions to Obligations of Parent.

The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):

(a) Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25) such that the aggregate effect of such inaccuracies (without regard to any materiality or Company Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, or is reasonably likely to have, a Company Material Adverse Effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request.

(d) FIRPTA Affidavit.  The Company shall deliver to Parent a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Internal Revenue Code so that Parent is exempt from withholding any portion of the purchase price thereunder.

(e) Dissenting Stockholders.  Stockholders holding no more than 10% of the outstanding Company Common Stock shall have exercised appraisal rights in accordance with Section 262 of the DGCL and not effectively withdrawn or otherwise lost their respective rights to appraisal with respect to their respective shares of Company Common Stock.

9.3	Conditions to Obligations of the Company.

The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5(b):

(a) Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent or Merger Sub set forth in this Agreement such that the aggregate effect of such inaccuracies (without regard to any materiality or Parent Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Parent and Merger Sub and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent’s Board of Directors and Merger Sub’s Board of Directors and sole stockholder, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall reasonably request.

ARTICLE 10

TERMINATION

10.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of the Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b) By either Parent or the Company in the event that the Merger shall not have been consummated by February 28, 2007 (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(b); or

(c) By either Parent or the Company (provided that the terminating Party is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of such Party’s representations and warranties contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach would permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 9.2(a) or (b) or 9.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this

Section 10.1(c) prior to 30 days following the receipt of written notice of such breach; provided further, that the failure of Parent to deposit (or caused to be deposited) the Aggregate Merger Consideration in the Exchange Fund at the Closing prior to the Effective Time as required hereunder shall not be subject to cure hereunder, and in the event of such breach, the Company may terminate this Agreement immediately; or

(d) By either Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby pursuant to Section 9.1(b) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; or

(e) By either Parent or the Company in the event the Company Stockholder Approval is not obtained at the Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon; or

(f) By Parent in the event that (i) the Board of Directors of the Company shall have made a Change of Recommendation, or (ii) within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock that would constitute an Acquisition Proposal, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or

(g) By the Company (provided that the Company is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of its representations and warranties contained in this Agreement), if the Board of Directors of the Company has made a Change of Recommendation.

(h) A terminating Party shall provide written notice of termination to the other Party specifying the reason for such termination.

10.2	Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.5(c), Section 8.6(b), Section 8.7 and Article 11, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive such termination or abandonment in accordance with their terms.

10.3	Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Section 8.7, Section 8.11 or Section 8.12 and Article 1, Article 2, Article 3, Article 4 and Article 11.

ARTICLE 11

MISCELLANEOUS

11.1	Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page	Term	Page

Aggregate Merger Consideration	5	Equity Commitment Letter	24
Agreement	1	ESPP	4
Antitrust Laws	32	Exchange Fund	5
Certificate of Merger	2	Expenses	52
Certificates	5	Financing Assistance Costs	33
Change of Recommendation	31	FTC	32
Closing	2	Group	30
Commitment Letters	24	Holdings	24
Company	1	Indemnified Party	36
Company Benefit Plans	17	IRS	17
Company Contracts	20	Material Customers	19
Company Options	4	Material Suppliers	19
Company SEC Reports	9	Merger	1
Company Stockholder Approval	29	Merger Consideration	3
Competing Notice	31	Merger Sub	1
Continuing Employees	36	Option Settlement Payment	4
Debt Commitment Letter	24	Parent	1
Dissenting Common Shares	3	Parent Termination Fee	53
Dissenting Stockholders	3	Paying Agent	4
DOJ	32	Stockholders’ Meeting	29
DOL	17	Systems	15
Effective Time	2	Takeover Laws	21
End Date	40	Termination Fee	52

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition” means (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase from the Company or any acquisition by any Person or Group of more than 15% of the voting securities of the Company whether by tender offer, exchange offer or otherwise that if consummated would result in any Person or Group beneficially owning 15% or more of the voting securities of the Company; (iii) any purchase of Assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole; or (iv) any liquidation or dissolution of the Company.

“Acquisition Proposal” means any offer or proposal or indication of interest (whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person (other than Parent or any of its Affiliates) with respect to an Acquisition.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“business day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Date” means the date on which the Closing occurs.

“Company Common Stock” means the $0.001 par value common stock of the Company.

“Company Customer Product IP” means all Intellectual Property Rights owned by the Company or a Company Subsidiary and used in connection with or as a part of the Customer Products.

“Company Disclosure Memorandum” means the written information entitled “Indus International, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Company Entities” means, collectively, the Company and all Company Subsidiaries.

“Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of June 30, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended March 31, 2004, March 31, 2005 and March 31, 2006, as filed by the Company in SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2006.

“Company Internal Use IP” means all Intellectual Property Rights owned by the Company or a Company Subsidiary and used for the Company’s internal business purposes.

“Company Material Adverse Effect” means an event, change, circumstance, effect, violation or occurrence which, individually or together with any other event, change, circumstance, effect, violation or occurrence, has a material adverse impact on (i) the financial position, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Company Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to the Company or the industry in which the Company operates, (B) changes in generally accepted accounting principles, rules or interpretations, (C) actions and omissions of the Company (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, (D) compliance with this Agreement on the operating performance of the Company, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement, (E) failure, in and of itself and subject to the last sentence of this definition, by the Company to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period, (F) any “act of God”, including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any of the foregoing, (G) changes in market price or trading value of Company Common Stock, (H) cancellation or delay in customer orders or any loss of customers resulting primarily from the public announcement of the transactions contemplated hereby, or (I) changes affecting general economic conditions and the industry in which the Company operates that do not disproportionately affect the Company and its Subsidiaries as a whole. For the avoidance of doubt, for the purposes of subsection (E) above, the failure by the Company to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period shall not in and of itself constitute a Company Material Adverse Effect; provided that the underlying event, change, circumstance, effect, violation or occurrence that led to such failure may constitute a Company Material Adverse Effect.

“Company Rights” means the Equity Rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means that certain Stockholder Protection Rights Agreement, dated January 15, 2005 between the Company and Mellon Investor Services, LLC, as Rights Agent, as amended by the First Amendment dated October 20, 2006.

“Company Stock Plans” means the existing stock option and other stock-based compensation plans of the Company designated as follows: 1997 Stock Plan, as amended; Amended and Restated 1997 Director Option Plan; 2004 Long-Term Incentive Plan; 2003 Employee Stock Purchase Plan; Wishbone Systems, Inc. Stock Option Plan Number 1; Company Share Option Plan (UK Option Plan); Indus Group 1995 Stock Plan; and TSW 1994 Plan.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 10, 2006 between the Company and Vista Equity Partners, LLC.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, sublease, license, obligation, plan, practice, restriction, covenant not to sue, understanding or undertaking of any kind or character.

“Customer Products” means the current Software and related service offerings made available to Company’s customers (including the Software and related service offerings being maintained by Company under existing customer maintenance Contracts).

“DGCL” means the General Corporation Law of the State of Delaware.

“Default” means (i) any breach or violation of, default under, contravention of or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits for the benefit of any current or former officer, employee, director, retiree or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all codes, laws (including common law), ordinances, regulations, reporting or licensing requirements, rules, guidelines, directives, orders or statutes relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§ 300f et seq.); (x) all foreign, state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph; (xi) all amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph; and (xii) all rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or that have an economic effect equivalent to, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Internal Revenue Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated or subject to imposition of Liability under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs).

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means any rights in or to any intellectual property or other proprietary rights, including: (i) all inventions (whether patentable or reduced to practice), all improvements thereto, and all patents, patent applications, statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) all Trademarks, (iii) all works of authorship, copyrights, including registrations, applications for registration and renewals thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets and know-how, and (vi) all tangible embodiments of any of the foregoing (in any form or medium).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IP Agreements” means all Contracts to which the Company or any Company Subsidiary is a party or otherwise bound governing licenses of Intellectual Property Rights by third parties to the Company or any Company Subsidiary or to third parties from the Company or any Company Subsidiary, or otherwise involving Intellectual Property Rights.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, Connor Gray, Art Beckman or Joseph Trino.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Leased Real Property” means all real property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all improvements or fixtures thereon (including construction in progress) and appurtenances thereto located on such real property).

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licensed Customer Product IP” means all Intellectual Property Rights licensed to the Company or any Company Subsidiary for use in the Customer Products.

“Licensed Internal Use IP” means all Intellectual Property Rights licensed to the Company or any Company Subsidiary and used for its internal business purposes.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, or (iii) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing or administrative or other proceeding relating to or affecting such a Party.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger Sub Common Stock” means the $0.001 par value common stock of Sub.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Nasdaq National Market” means the Global National Market of the NASDAQ Stock Market LLC.

“Off-the-Shelf Software” means off-the-shelf computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $1,000 per seat.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Real Property” means all real property described on Section 5.10(a) of the Company Disclosure Memorandum that is owned by the Company, and all of the Company’s right, title and interest in the improvements located thereon, together with all buildings, structures and fixtures located thereon, and all water lines, rights of way, easements, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.

“Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

“Parent Material Adverse Effect” means an event, change, circumstance, effect, violation or occurrence which, individually or together with any other event, change, circumstance, effect, violation or occurrence, has a material adverse impact on (i) the financial position, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Parent Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to Parent, (B) changes in generally accepted accounting principles, rules or interpretations, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of the Company in contemplation of the transactions contemplated hereby, (D) compliance with this Agreement on the operating performance of Parent, including expenses incurred by Parent in consummating the transactions contemplated by this Agreement or (E) changes affecting general economic conditions and the industry in which Parent operates that do not disproportionately affect Parent.

“Parent Subsidiaries” means the Subsidiaries of Parent and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Party” means any of the Company, Merger Sub or Parent, and “Parties” means the Company, Merger Sub and Parent.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Permitted Liens” means (A) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens for amounts which are not due and payable, (B) real estate Taxes, assessments and other governmental levies, fees or charges imposed for amounts which are not yet due and payable, (C) zoning, building codes and other land use laws regulating the use or occupancy of such any real property or the activities conducted thereon which are imposed by any Regulatory Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business in any material respect, and (D) easements, covenants and other restrictions or encumbrances of record as do not materially affect the ownership or use of the properties or assets subject thereto or affected thereby or otherwise materially affect, restrict or impair business operations at such properties.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement, as amended or supplemented, used by the Company to solicit the Company Stockholder Approval.

“Real Property Leases” means all real estate leases, subleases, licenses, concessions, and other agreements (written or oral, including, any assignment of a real estate lease or sublease) pursuant to which the Company or any Company Subsidiary leases any Leased Real Property, whether as lessor or as lessee, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company subsidiary thereunder, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions, renewals, guaranties and other agreements with respect to such real estate leases.

“Regulatory Authorities” means, collectively, the SEC, Nasdaq, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents, including all certifications and statements required by (x) the Exchange Act, (y) the Securities Act or (z) Section 906 of the Sarbanes-Oxley Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Software” means computer software (including source code, executable code, data, databases, web sites, firmware and related documentation) and programs.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least 50% of the voting securities of the Company, or 50% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole, and (ii) with respect to which the Board of Directors of the Company (A) determines in good faith, after consultation with the Company’s outside legal counsel, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (after receiving the advice of Credit Suisse Securities (USA) LLC, its Affiliates or any other financial advisor of nationally recognized reputation and the Company’s outside legal counsel) to be more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all relevant factors (including (x) whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of Credit Suisse Securities (USA) LLC, its Affiliates or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal and (y) applying appropriate discounts for illiquidity with respect to any non-cash consideration offered in any such Acquisition Proposal).

“Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, and any liability imposed by law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Trademarks” means trademarks, service marks, Internet domain names, designs, trade dress, logos, slogans, trade names, business names, corporate names and other source identifiers, including all translations, adaptations, derivations and combinations thereof, all registrations and applications for registration and renewals thereof, and all goodwill associated with any of the foregoing.

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2	Expenses.

(a) Except as otherwise provided in this Section 11.2 and the payout of the Financing Assistance Costs by Parent to the Company, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (collectively, “Expenses”).

(b) Notwithstanding the foregoing:

(i) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(f) or pursuant to Section 10.1(c) (as a result of a material breach of the covenants or agreements set forth in Section 8.2) or (y) Company shall terminate this Agreement pursuant to Section 10.1(g), then the Company shall pay to Parent an amount equal to $6,800,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i)(x) of this Section 11.2, the Termination Fee shall be paid in same-day funds no later than two business days after the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(i)(y) of this Section 11.2, the Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 10.1(g);

(ii) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of a covenant or agreement by the Company other than those covenants and agreements set forth in Section 8.2) or (y) either the Company or Parent shall terminate this Agreement pursuant to Section 10.1(e), and, in either case of (x) or (y) above, (A) prior to the time of the Stockholders’ Meeting or such breach, there shall have been publicly disclosed, announced, commenced, submitted or made by a third party (other than by Parent or an Affiliate of Parent) an Acquisition Proposal, (B) such Acquisition Proposal shall have been pending at the time of such Stockholders Meeting, and (C) the Company consummates an Acquisition with respect to such Acquisition Proposal within twelve (12) months of such termination, then the Company shall pay to Parent an amount equal to the Termination Fee (less any amounts already paid to Parent pursuant to Section 11.2(b)(iii)) on the date of consummation of such Acquisition (but changing, in the case of this Section, the references to the 15% amounts in the definition of Acquisition to 50%);

(iii) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of a covenant or agreement by the Company) or (y) either the Company or Parent shall terminate this Agreement pursuant to Section 10.1(e), then the Company shall reimburse Parent for all of Parent’s documented, out-of-pocket Expenses in same-day funds no later than two business days after the date upon which the Company receives reasonable supporting documentation of Parent’s out-of-pocket Expenses; provided, that in no event shall the Company be obligated to reimburse Parent for Expenses in excess of $1,000,000; and

(iv) if (x) the Company shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of Parent’s obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund) and (y) such failure to deposit the Aggregate Merger Consideration in the Exchange Fund is the result of a failure of Parent to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter (other than as a result of Parent’s failure to satisfy the conditions set forth in the Debt Commitment Letter solely due to a failure by Holdings to fund its equity commitment pursuant to the Equity Commitment Letter), then Parent shall pay $11,400,000 (the “Parent Termination Fee”) to the Company in same day funds no later than two business days after the termination of this Agreement.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without such agreements, they would not enter into this Agreement; accordingly, if either the Company or Parent fails to pay promptly the amounts payable by it pursuant to this Section 11.2, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank N.A. from the date such payment was due under this Agreement until the date of payment.

(d) Notwithstanding anything to the contrary in this Agreement, (i) in the event that Parent breaches its obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund and (ii) Parent’s failure to satisfy its obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund is the result of a failure of Parent to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter (other than as a result of Parent’s failure to satisfy the conditions set forth in the Debt Commitment Letter solely due to a failure by Holdings to fund its equity commitment pursuant to the Equity Commitment Letter), then the Company’s right to terminate this Agreement pursuant to Section 10.1(c) and receive payment of the Parent Termination Fee pursuant to Section 11.2(b)(iv) and the Financing Assistance Costs shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub, the failure of the Merger to be consummated or otherwise related to this Agreement and the transactions and other documents contemplated hereby, and upon payment of the Parent Termination Fee in accordance with Section 11.2(b)(iv) and the Financing Assistance Costs, none of Parent, Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

11.3	Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.

11.4	Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, however, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Company Common Stock.

11.5	Waivers.

(a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Sub, to waive or extend the time for the compliance or fulfillment by Parent or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.6	Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Parent and Merger Sub may assign their rights hereunder to a lender for collateral purposes without the consent of the Company; provided, however, that any such assignment will in no way relieve Parent or Merger Sub of their obligations and agreements hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7	Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier overnight carrier, or sent via telecopy to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Company:

Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
Facsimile: 770-989-4488
Attention: Adam V. Battani

Copy (which shall not constitute notice) to Counsel:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: 404-881-7777
Attention: W. Scott Ortwein

Parent:

Fortezza Iridium Holdings, Inc.
c/o Vista Equity Partners
150 California Street
19th Floor
San Francisco, CA 94111
Facsimile: 415-765-6666
Attention: Stephen Davis

Copy (which shall not constitute notice) to Counsel:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Facsimile: 212-446-4900
Attention: Eunu Chun

11.8	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. All actions and proceedings arising out of or relating to this Agreement (including any action or proceeding by a person who is a beneficiary of Section 8.11 to enforce his or her rights thereunder) shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or any federal court sitting in the State of Delaware. The Parties hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any proceeding arising out of or relating to this Agreement brought by any Party or any beneficiary of Section 8.11 and Section 8.12 and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or the transactions contemplated herein may not be enforced in or by any of the above-named courts.

11.9	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10	Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.11	Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12	Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14	Waiver of Jury Trial.

Each Party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated herein. Each Party (a) certifies that no agent or representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the transactions contemplated herein, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.14.

11.15	Disclosure Memorandum.

Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Memorandum in sufficient detail to put a reasonable person on notice of the relevance of facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Memorandum (i) does not represent a determination by the Company that such item is “material” or has, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

FORTEZZA IRIDIUM HOLDINGS, INC.

By:	/s/ Robert F. Smith Name: Robert F. Smith Its: President & Secretary

MERGER SUB:

IRIDIUM MERGER SUB, INC.

By:	/s/ Robert F. Smith Name: Robert F. Smith Its: President & Secretary

THE COMPANY:

INDUS INTERNATIONAL, INC.

By:	/s/ Gregory J. Dukat Name: Gregory J. Dukat Its: President and Chief Executive Officer

ANNEX B

October 20, 2006

Board of Directors
Indus International Inc.
3301 Windy Ridge Parkway
Atlanta, GA 30339

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (“Company Common Stock”), of Indus International Inc. (the “Company”), of the Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Fortezza Iridium Holdings, Inc. (the “Acquiror”), Iridium Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $3.85 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed drafts dated October 20, 2006 of the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations that have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the draft Merger Agreement reviewed by us without waiver, modification or amendment of any material term, condition or agreement therein. Representatives of the Company have advised us, and we have assumed, that the Merger Agreement and related documents, when executed, will conform to the drafts dated October 20, 2006 reviewed by us in all respects material to our analyses. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial,

B-1

economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates in the past have provided, are currently providing and in the future may provide financial and investment banking services to the Company and the Acquiror and its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and its affiliates and any other entities that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:

Title:    Managing Director

B-2

ANNEX C
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262.  Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Form of Proxy Card

INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339

The undersigned stockholder of Indus International, Inc. constitutes and appoints Joseph T. Trino and Patrick M. Henn, and each of them, each with full power of substitution, to vote the number of shares of common stock that the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held on January 5, 2007, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, Atlanta, Georgia, or at any adjournments or postponements, upon the proposals described in the Notice of Special Meeting of Stockholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The Board of Directors recommends a vote FOR each of the listed proposals.

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

Please Mark your votes as indicated in this example	☑

	FOR	AGAINST	ABSTAIN
1. To adopt the Agreement and Plan of Merger, dated as of October 20, 2006, by and among Indus International, Inc., Fortezza Iridium Holdings, Inc. and Iridium Merger Sub, Inc. and approve the merger contemplated therein.
	☐	☐	☐
	FOR	AGAINST	ABSTAIN
2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger in Proposal 1.	☐	☐	☐

This Proxy, when properly executed and dated, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the adoption of the Agreement and Plan of Merger and approval of the merger and FOR the approval of the adjournment of the special meeting.

Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

No. of Shares Held:

Signature of Stockholder                      Signature of Stockholder (if held jointly)                        Dated:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INDUS INTERNATIONAL, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.